As filed with the Securities and Exchange Commission on December 26, 2023

Part II - Information Required in Offering Circular

Preliminary Offering Circular dated December 26, 2023

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

Energea Portfolio 2 LLC
Up to $50,000,000 in Class A Investor Shares

December 26, 2023

This Offering Circular Follows the Form 1-A Disclosure Format

Energea Portfolio 2 LLC (the "Company", "us", "we", "our" and similar terms) is a limited liability company organized under the laws of Delaware to invest in the acquisition, development, and operation of community solar energy projects in Brazil (each a "Project"). The Company's day-to-day operations are managed by Energea Global LLC (the "Manager"). The Company is offering up to $50.0 million in limited liability company interests designated as "Class A Investor Shares" (the "Offering"), which represents the value of the Class A Investor Shares available to be offered as of the date of this offering circular out of the rolling 12-month maximum offering amount of $75.0 million of our Class A Investor Shares pursuant to Regulation A ("Regulation A") of the Securities Act of 1933, as amended (the "Securities Act"). Through December 26, 2023, a prior offering sold 14,241,631 Class A Investor Shares and raised approximately $11,923,332.92 in capital (the "Prior Offering"). The current price of the Class A Investor Shares is $0.90 per Class A Investor Share, and the minimum initial investment is $100.
We are selling Class A Investor Shares directly to the public through our Manager's website, www.energea.com, (the "Platform"). Neither the Company nor any affiliated entity involved in the Offering is a member firm of the Financial Industry Regulatory Authority, Inc. ("FINRA"), and no person associated with us will be deemed to be a broker solely by reason of his or her participation in the sale of our Class A Investor Shares. Investors will not pay upfront selling commissions or broker fees in connection with the purchase of Class A Investor Shares. We will reimburse our Manager for certain expenses incurred on our behalf, and pay our Manager certain fees, as described further under "Compensation of Directors and Executive Officers".

	Price to Public	Underwriting Discount and Commissions	Proceeds to Issuer	Proceeds to Other Persons
Per Each Class A Investor Share:	$0.90	-	$0.90	-
Total	$50,000,000	-	$50,000,000	-

This is a "best efforts" offering. The Offering will continue as soon as our offering statement is "qualified" by the SEC and will end on the date we raise the maximum amount being offered, unless earlier terminated by the Company.

The purchase of these securities involves a high degree of risk. Before investing, you should read this entire offering circular and exhibits hereto, including "Risk Factors" beginning on page 4.

Page i

THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS JUDGEMENT UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITING MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)© OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV FOR MORE INFORMATION, SEE "LIMIT ON AMOUNT A NON-ACCREDITED INVESTOR CAN INVEST".

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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Page iii

Caution Regarding Forward-Looking Statements

We make statements in this offering circular that are forward-looking statements within the meaning of the federal securities laws. The words "outlook," "believe," "estimate," "potential," "projected," "expect," "anticipate," "intend," "plan," "seek," "may," "could" and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this offering circular or in the information incorporated by reference into this offering circular.

The forward-looking statements included in this offering circular are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

·	our ability to effectively deploy the proceeds raised in our Offering;

·	ability to attract and retain Investors to the Platform;

·	risks associated with breaches of our data security;

·
public health crises, pandemics and epidemics, such as those caused by new strains of viruses such as H5N1 (avian flu), severe acute respiratory syndrome (SARS) and, most recently, the novel coronavirus (COVID-19);

·	climate change and natural disasters that could adversely affect our Projects and our business;

·	changes in economic conditions generally and the renewable energy and securities markets specifically;

·	limited ability to dispose of assets because of the relative illiquidity of renewable energy Projects;

·	our failure to obtain necessary outside financing;

·	risks associated with derivatives or hedging activity;

·	intense competition in Brazilian renewable energy markets that may limit our ability to attract or retain energy offtakers;

·	defaults under Supporting Contracts (see "Summary of Supporting Contracts");

·	increased interest rates and operating costs;

·	the risk associated with potential breach or expiration of a ground lease, if any;

·	our failure to successfully construct, interconnect, operate or maintain the Projects;

·	exposure to liability relating to environmental and health and safety matters;

·	the failure of Projects to yield anticipated results;

·	our level of debt and the terms and limitations imposed on us by our debt agreements;

·	our ability to retain our executive officers and other key personnel of our Manager;

·	the ability of our Manager to source, originate and service our loans;

·	the ability for our engineering, procurement and construction contractors and equipment manufacturers to honor their contracts including warranties and guarantees;

·
regulatory changes impacting our business or our assets (including changes to the laws governing the taxation of corporations and SEC guidance related to Regulation A, or the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"));

·
changes in business conditions and the market value of our Projects, including changes in renewable energy policy, interest rates, prepayment risk, operator or borrower defaults or bankruptcy, and generally the increased risk of loss if our investments fail to perform as expected;

·	our ability to implement effective conflicts of interest policies and procedures among the various renewable energy investment opportunities sponsored by our Manager;

·
our compliance with applicable local, state and federal laws, including the Investment Advisers Act of 1940, as amended (the "Advisers Act"), the Investment Company Act of 1940, as amended, and other laws; and

·	changes to U.S. generally accepted accounting principles ("U.S. GAAP").

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this offering circular. All forward-looking statements are made as of the date of this offering circular and the risk that actual results will differ materially from the expectations expressed in this offering circular will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this offering circular, whether because of new information, future events, changed circumstances or any other reason. Considering the significant uncertainties inherent in the forward-looking statements included in this offering circular, including, without limitation, the those named above and those named under "Risks of Investing" herein, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this offering circular will be achieved.

Summary and Risk Factors

Executive Summary

Our Business

Energea Portfolio 2 LLC (the "Company") is a limited liability company organized under the laws of Delaware. The Company has elected to be treated as a corporation for tax purposes. The Company's day-to-day operations are managed by Energea Global LLC (the "Manager").

The Company was created to invest in the acquisition, development, and operation of community solar energy projects in Brazil (each a "Project"). The Projects will be rented to groups of households and businesses (which we collectively refer to as "Subscribers") for monthly payments based on the amount of electricity produced by the Project and credited to them. To date, the Projects have produced a stable and predictable stream of cash flow from Subscribers paying their monthly energy bills. As the Company earns revenue from the sale of energy to Subscribers, it uses the revenue to pay for operating expenses (see "Our Operating Costs and Expenses") and distributes the remaining cash to Class A Shareholders.

Projects are owned by special-purpose entities (each, a "SPE"). Each SPE is organized as a Brazilian Limitada or Ltda, the Brazilian equivalent of a U.S. limited liability company. Under Brazilian law, the assets and liabilities of a Ltda are distinct. Thus, the liabilities of Projects held in one SPE will not affect the assets of another Project held in a different SPE.

The Offering

The Company is offering up to $50 million of Class A Investor Shares, which represents the value of the Class A Investor Shares available to be offered as of the date of this offering circular out of the rolling 12-month maximum offering amount of $50 million of our Class A Investor Shares pursuant to Regulation A. The proceeds of our Offering will be used to develop and construct Projects currently owned by the Company and other Projects which the Company might acquire in the future. The Prior Offering raised $11,923,181.54 and issued a total of 14,241,631 shares from a previous Regulation A offering that was initially qualified by the SEC on August 13, 2020.

Company Operations and Other Matters

Cash flow from Projects can be generated in three ways: (i) payments from Land Leases, Project Rental Contracts and Operations and Maintenance Contracts, (ii) proceeds from the sale or refinance of Projects and (iii) Liquidated Damages (i.e. delay penalties) from contractors under Construction Agreements as further described in "Summary of Supporting Contracts" and "Distributions". Cash flow will first be used to pay operating costs and expenses (see "Our Operating Costs and Expenses"). The remaining cash flow, if any, is distributed to the owners of our Class A Investor Shares ("Investors") who will have the right to receive:

·	A 7% per year preferred return; plus

·	70% of any additional cash flow.

The Manager is entitled to receive certain distributions from the Company that we refer to as the Manager's "Promoted Interest" (see "Compensation to Directors and Executive Officers" and "Calculating Distributions").

CAUTION: ALTHOUGH THE CASH FLOW FROM OUR PROJECTS WILL LARGELY BE ESTABLISHED BY CONTRACT IN ADVANCE, THERE IS NO GUARANTEE THAT OUR PROJECTS WILL GENERATE ANY POSITIVE CASH FLOW.

Investors in the Class A Investor Shares will have no voting rights.

Risk Factors

BUYING CLASS A INVESTOR SHARES IS SPECULATIVE AND INVOLVES SIGNIFICANT RISK, INCLUDING THE RISK THAT INVESTORS COULD LOSE SOME OR ALL OF THEIR MONEY. THIS SECTION DESCRIBES SOME OF THE MOST SIGNIFICANT FACTORS THAT THE COMPANY BELIEVES MAKE AN INVESTMENT IN THE CLASS A INVESTOR SHARES RISKY. THE ORDER IN WHICH THESE FACTORS ARE DISCUSSED IS NOT INTENDED TO SUGGEST THAT SOME FACTORS ARE MORE IMPORTANT THAN OTHERS. You should carefully consider the following risk factors in conjunction with the other information contained in this offering circular before purchasing the CLASS A INVESTOR SHARES.

Risks Associated with Renewable Energy Projects: The market for renewable energy is changing rapidly. If renewable technology proves unsuitable for widespread commercial deployment or if demand for renewable energy products, especially solar energy products, fails to develop sufficiently, our Projects might not be able to generate enough revenues to achieve and sustain profitability. The factors influencing the widespread adoption of renewable energy technology include but are not limited to: cost-effectiveness of renewable energy technologies as compared with conventional technologies; performance and reliability of renewable energy products as compared with conventional energy products; and the success of other enabling technologies such as battery storage and Distributed Energy Resource Management Systems ("DERMS").

Fluctuations in Income: Land Leases, Project Rental Contracts, and Operations and Maintenance Contracts typically provide for fluctuations in rent based on changes in energy prices and/or changes in consumer prices. Thus, it is possible that our income from one or more Projects could decrease.

Distributions to Investors: Whether to distribute operating cash flow or capital proceeds and how much to distribute, is at the sole discretion of the Manager. No returns are guaranteed, and investors will receive distributions only if the Company generates distributable cash flow from the Projects.

Competition: There are many solar developers actively building community solar projects in Brazil. Some are multi-national independent power producers (such as ENEL, Brookfield and Engie). In addition to these large established players, there are several smaller developers the Company views as direct competition. Aggressive pricing by competitors or the entrance of new competitors could reduce the Company's profitability and ability to acquire and develop Projects and Subscribers.

Our Subscribers Might Default: The Company rents Projects to consortiums and cooperatives of Subscribers, not to utilities. Some Subscribers may default. Although we expect other Subscribers to quickly take their place, if enough Subscribers default, it would affect our ability to generate cash flows from Projects and reduce anticipated returns to Investors.

We Might Own Only a Small Number of Projects: If the Company is successful in raising the maximum offering amount of $50.0 million in this Offering, the Company would likely acquire or invest in between 10 and 20 Projects. If the Company raises significantly less than the maximum offering amount, it may not be able to invest in as many Projects. If the Company owns only a small number of Projects, Investors will be exposed to greater concentration risk.

Possible Changes in Governmental Policies: The Projects depend on a Brazilian Electricity Regulatory Agency ("ANEEL") policy called Normative Resolution No. 482, which allows Subscribers who generate solar power to offset electric costs at any locations within the same utility network. This policy could expire, phase-out over time, require renewal by the applicable authority, or become a victim of political pressure. ANEEL has instituted several changes to the policy over the past three years. Some of those changes have positively affected our business while others have had a negative impact. The new policies could disfavor solar projects in general and our Projects in particular.

Delays in Connecting to Power Grid: The Projects must be physically connected to the power grid, a process that involves sophisticated engineering and government regulation. Delays are not uncommon. For example, the utility involved might be required to perform physical upgrades to allow for the safe and consistent generation, distribution, and/or transmission of electricity from a Project to the grid. Delays in the performance of the interconnecting utility's obligations to make such grid upgrades can negatively impact the financial performance of the Projects.

Operational Risks: The Projects are subject to operating and technical risks, including risk of mechanical breakdown, failure to perform according to design specifications, labor and other work interruptions and other unanticipated events that adversely affect operations. The success of each Project, once built, depends in part upon efficient operations and maintenance.

Construction and Development Risks: In some cases, the Company will invest in Projects before construction is complete. Construction of any kind involves risk, including labor unrest, bad weather, design flaws, the unavailability of materials, fluctuations in the cost of materials, and labor shortages. Delays are common, which could adversely affect the economics of a Project.

Equipment Supply Constraints: The construction of renewable energy facilities relies on the availability of certain equipment that may be in limited supply, such as solar modules, trackers, inverters and monitoring systems. Much of this equipment comes from China. There is no guarantee that the production of this equipment will match demand and this may adversely impact the ability to construct and the cost of the Projects.

Disputes with Utility Companies Over Credit Management: The Company may encounter challenges when dealing with utility companies regarding the minting, verification, transfer and allocation of energy credits produced by the Projects. We rely on utility companies to transmit energy, in the form of credits, to Subscriber's energy bills, to realize revenue. Failure by the utility companies to perform this important role effectively can pose financial risks to the Projects.

Rapid Acceptance of Changes in Ratio: Pursuant to Brazilian energy regulations, each month, Company must submit a document to the utility company with jurisdiction over the Project which instructs the utility company to allocate energy to the Subscribers known as a "Ratio". Subscribers may use more or less energy each month and the Ratio must be updated frequently to prevent excess credits being allocated to any particular Subscriber or to replace a Subscriber who hasn't paid with a new Subscriber. If the utility company does not accept and update the allocation Ratio according to Brazilian energy regulations, revenue from credits may be postponed or result in lost revenue for the effected Projects.

Finding Customers to Subscribe to Our Projects: Attracting and retaining Subscribers to use the energy credits from our Projects is critical to realizing the maximum amount of revenue from each Project. Identifying and reaching out to potential Subscribers, convincing them to use our solar energy and addressing their specific needs are vital for each Project's success. If we are unable to fully subscribe the Projects, revenues may be lower than projected.

Discount Rates We Offer Our Customers to Become Subscribers: Offering competitive discount rates to entice residences and businesses to become Subscribers is critical for the success of the Company. Setting appropriate rates that balance profitability with incentives is a delicate balancing act. If other solar companies offer more competitive discount rates for Subscribers, we may be unable to find Subscribers willing to procure energy credits from our Projects.

Commissions We Have To Pay to Find New Subscribers: The Projects pay commissions to salespeople who work for third party commercialization companies. These companies specialize in connecting Subscribers to solar projects like our Projects. Calculating and managing these commissions to ensure they align with the Project's financial projections is essential to control costs and maximize revenue. If companies we compete with pay higher commissions to commercialization companies, we may have to increase our commissions to retain the service which could have a negative impact on net income.

Risks Associated with Investments Outside the U.S.: All of the Company's Projects will be in Brazil. Projects located in developing countries, such as Brazil, may be subject to certain risks that generally do not apply to investments in developed countries such as the United States. Such risks include the following:

·	Historically, the markets of developing countries have been more volatile than the markets of developed countries.

·	Developing countries may have less developed legal and accounting systems. The legal systems of developing countries might be less reliable in terms of enforcing contracts.

·
The governments of developing countries may be more unstable and more likely to impose capital controls, nationalize a company or industry, place restrictions on foreign ownership and on withdrawing money from the country, and/or impose punitive taxes that could adversely affect prices.

·	The economies of developing countries may be dependent on relatively few industries that are more susceptible to local and global changes.

·
Brazil faces security challenges, and the Projects can be vulnerable to theft, vandalism, and damage. Ensuring robust security measures is essential to mitigate these risks and protect project assets. If we are unable to properly secure the Projects, the Projects could be negatively affected by crime, which could reduce our net income.

·
Some areas in Brazil are influenced or controlled by local non-governmental groups called "militias". Local militias may impact the security and operations of the Projects. Investors should carefully assess the presence of militias in Project locations and consider how this could affect our operations.

·
Development challenges, such as land acquisition, permitting delays, and poor infrastructure, can hinder progress and increase costs of the Projects. Navigating these obstacles is crucial to the successful development of our Projects. Ineffective land acquisition practices, slow reaction to permitting delays or selecting sites with poor infrastructure can negatively affect the financial performance of the Projects and the Company.

Foreign Currency Exposure: The contracts entered into by the Projects will be denominated in Brazilian real ("BRL"). Contracts denominated in BRL will be subject to fluctuations in exchange rates between BRL and the United States dollar ("USD"), which could impact the Company's returns. While the Manager might be able to hedge the Company's foreign currency exposure to some degree, such hedging may be expensive and may not be entirely effective.

Imprecise Language Translations: All of the Company's legal contracts in Brazil will be written in both English and Portuguese. Given that these languages have different historical and cultural roots, it is possible that some of the materials or proceedings may not directly translate across languages and any deviation from the Company's intentions, especially with respect to some of the more technical terms or work involved, may cause disruptions or misunderstandings that may negatively impact the Projects.

Risks Upon Disposition of Investments: If the Company sells a Project, it might be required to make representations about the business and financial affairs of the Project, and to indemnify the purchaser if those representations prove to be inaccurate or misleading. These arrangements may result in contingent liabilities, which might ultimately require Investors to return some or all of the distributions they have received.

Regulatory Risks: The Projects will be subject to extensive regulatory requirements, including those imposed by Brazilian environmental, safety, labor and other regulatory and political authorities. These regulatory requirements will impose substantial costs on the Projects. Further, should any Project fail to comply with one or more regulatory requirements, it could result in substantial fines and penalties or a shutdown of the Project.

Unavailability of Insurance Against Certain Catastrophic Losses: Certain losses of a catastrophic nature, such as earthquakes, wars, terrorist attacks or other similar events, may be either uninsurable or insurable at such high rates that to maintain such coverage would cause an adverse impact on the related Project. As a result, not all Projects may be insured against all possible risks. If a major uninsured loss occurs, the Company could lose both the amount it invested in and anticipated profits from the affected Projects.

Potential Environmental Liability: The Projects, like any large-scale physical plant, could cause environmental contamination under some circumstances. Further, the SPE could be found liable for environmental contamination that occurred before the Project was built. The cost of remediation and penalties could be very large.

Liability for Personal Injury and Damage to Property: The Company could be held liable for accidents and injuries at the Project site. The SPE will carry insurance to protect against the potential losses, but the insurance might not be adequate.

We Might Raise More than $50,000,000: Under Regulation A, the Company is allowed to raise a maximum of $75,000,000 in any rolling 12-month period. Should the Company raise the maximum offering amount, it might decide to raise more, in a subsequent rolling 12-month period, or pursuant to a private placement or other offering.

Global or National Economic Conditions: An economic slowdown in Brazil could affect our Subscribers and therefore our Projects.

No Participation in Management: Investors will have no voting rights and no right to participate in the management of the Company or the Projects. Instead, the Manager will make all decisions. You will have the ability to replace our management team only under very limited circumstances, as described in "Summary of LLC Agreement and Authorizing Resolution."

Reliance on Management: The success of the Company and its Projects will depend in part on the skills of our Manager and its management team. If our Manager fails to retain its key personnel, the Company and its Investors could suffer.

Sale of Other Securities: The Company could, at any time, sell Class A Investor Shares other than those being offered by this Offering, for example, in a private placement, or could sell other classes of securities to raise additional capital. A different class of securities could have greater rights than those associated with the Class A Investor Shares, including but not limited to preferential rights to distributions.

Limitations on Rights in Investment Agreement: To purchase Class A Investor Shares, you are required to sign our Investment Agreement. The Investment Agreement will limit your rights in several important ways if you believe you have claims against us arising from the purchase of your Class A Investor Shares:

·	Any claims arising from your purchase of Class A Investor Shares must be brought in the state or federal courts located in Wilmington, Delaware, which might not be convenient to you.

·	You would not be entitled to recover any lost profits or special, consequential, or punitive damages. However, that limitation does not apply to claims arising under Federal securities laws.

Manager's Drag-Along Rights: The Manager may decide to sell the Projects or the Company at any time. Should the Manager decide to sell the Company, Investors could be forced to sell their Class A Investor Shares at the direction of the Manager according to the Manager's drag-along rights granted to them in the Operating Agreement (see "Summary of LLC Agreement and Authorizing Resolution.").

Forum Selection Provision: Our Investment Agreement and our LLC Agreement both provide that disputes will be handled solely in the state or federal courts located in the state of Delaware. We included this provision primarily because (i) the Company is organized under Delaware law, (ii) Delaware courts have developed significant expertise and experience in corporate and commercial law matters and investment-related disputes (which typically involve very complex legal questions), particularly with respect to alternative entities (such as LLCs), and have developed a reputation for resolving disputes in these areas in an efficient manner, and (iii) Delaware has a large and well-developed body of case law in the areas of corporate and alternative entities law and investment-related disputes, providing predictability and stability for the Company and its Investors. This provision could be unfavorable to an Investor to the extent a court in a different jurisdiction would be more likely to find in favor of an Investor or be more geographically convenient to an Investor. It is possible that a judge would find this provision unenforceable and allow an Investor to file a lawsuit in a different jurisdiction.

Section 27 of the Exchange Act provides that Federal courts have exclusive jurisdiction over lawsuits brought under the Exchange Act, and that such lawsuits may be brought in any Federal district where the defendant is found or is an inhabitant or transacts business. Section 22 of the Securities Act provides that Federal courts have concurrent jurisdiction with State courts over lawsuits brought under the Securities Act, and that such lawsuits may be brought in any Federal district where the defendant is found or is an inhabitant or transacts business. Investors cannot waive our (or their) compliance with Federal securities laws. Hence, to the extent the forum selection provisions of the Investment Agreement or the LLC Agreement conflict with these Federal statutes, the Federal statutes would prevail.

Waiver of Right to Jury Trial: The Investment Agreement and the LLC Agreement both provide that legal claims will be decided only by a judge, not by a jury. The provision in the LLC Agreement will apply not only to an Investor who purchases Class A Investor Shares in the Offering, but also to anyone who acquires Class A Investor Shares in secondary trading. Having legal claims decided by a judge rather than by a jury could be favorable or unfavorable to the interests of an owner of Class A Investor Shares, depending on the parties and the nature of the legal claims involved. It is possible that a judge would find the waiver of a jury trial unenforceable and allow an owner of Class A Investor Shares to have his, her, or its legal claim decided by a jury. In any case, the waiver of a jury trial in both the Investment Agreement and the LLC Agreement do not apply to claims arising under the Federal securities laws.

Conflicts of Interest: The interests of the Company and the Manager could conflict with the interests of Investors in a number of ways, including:

·	Our Manager and its officers are not required to devote all of their time and effort to the Company and are only required to devote such time to our affairs as their duties require.

·
Our Manager will receive fees based, in part, on the amount of cash flow the Projects generate. The Manager might, therefore, have an incentive to raise more capital, and invest in more Projects, than they would otherwise, leading them to invest in borderline Projects.

·
The entire business of the Manager consists of investing in solar projects, including solar projects in Brazil. There could be conflicts between Projects they decide to invest in through the Company and projects they invest in through other vehicles.

Risk of Failure to Comply with Securities Laws: The Offering relies on an exemption from registration with the SEC pursuant to Regulation A. If the Offering did not qualify for exemption from registration under the Securities Act, the Company could be subject to penalties imposed by the federal government and state regulators, as well as to lawsuits from Investors.

We may be subject to claims from our Class A Investors: During the Prior Offering, we conducted offerings of Class A Investor Shares on a continuous basis under Rule 251(d)(3)(i)(F) of Regulation A. In order for an offering to qualify as continuous under Rule 251(d)(3)(i)(F) of Regulation A, we are required to provide a post qualification amendment to our offering statement to update information about the Company at least annually. We were not aware of this requirement and were under the belief that if we continued to file all required information with respect to periodic reports under Forms 1-SA and 1-K and new material developments about the Company under From 1-Us, that we had satisfied our filing obligations under Regulation A. The Company was subsequently advised by the staff of the SEC that in order to continue our offering, we were required to comply with the annual amendment filing requirement.

No Market for the Class A Investor Shares; Limits on Transferability: An Investor who wishes to sell or otherwise transfer their Class A Investor Shares may be limited because:

·	There will be no established market for the Class A Investor Shares, meaning the Investor could have a hard time finding a buyer for its shares.

·	Although the Company offers a limited right of redemption, there is no guarantee that an Investor who wants to sell his, her, or its Class A Investor will be able to do so.

·
Class A Investor Shares may not be transferred without the Company's consent, which we can withhold in our sole discretion. The Company also has a right of first refusal to purchase any Class A Investor Shares proposed to be transferred.

Corporate Governance Risk: As a non-listed company conducting an exempt offering pursuant to Regulation A, the Company is not subject to a number of corporate governance requirements that an issuer conducting a registered offering or listed on a national stock exchange would be. For example, the Company does not have (i) a board of directors of which a majority consists of "independent" directors under the listing standards of a national stock exchange, (ii) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange's requirements, (iii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting a national stock exchange's requirements, (iv) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (v) independent audits of the Company's internal controls.

The Company is an "Emerging Growth Company" Under the JOBS Act: Today, the Company qualifies as an "emerging growth company" under the JOBS Act of 2012. If the Company were to become a public company (e.g., following a registered offering of its securities) and continued to qualify as an emerging growth company, it would be able to take advantage of certain exemptions from the reporting requirements under the Exchange Act and exemptions from certain investor protection measures under the Sarbanes Oxley Act of 2002. Using these exemptions could benefit the Company by reducing compliance costs but could also mean that Investors receive less information and fewer protections than they would otherwise. However, these exemptions - and the status of the Company as an "emerging growth company" in the first place - will not be relevant unless and until the Company becomes a public reporting company.

The Company has elected to delay complying with any new or revised financial accounting standard until the date that a company that is not an "issuer" (as defined under section 2(a) of the Sarbanes-Oxley Act of 2002) is required to comply with such new or revised accounting standard, if such standard also applies to companies that are not issuers. As a result, owners of Class A Investor Shares might not receive the same disclosures as if the Company had not made this election.

Breaches of Security: It is possible that our Platform, systems or the systems of third-party service providers could be "hacked," leading to the theft or disclosure of confidential information Investors provide to us. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched, the Company, Manager and our service providers may be unable to anticipate these techniques or to implement adequate defensive measures.

Unanticipated changes in our tax laws that may impact us, the enactment of new tax legislation, or exposure to additional income tax liabilities could affect our profitability: We are obligated to comply with income tax laws in the regions where we operate, including recent changes like the Inflation Reduction Act. These evolving tax regulations could impact our financial health. We also face potential tax audits that may result in additional tax assessments, with uncertain outcomes. Changes to our effective tax rate, driven by shifts in our operational structure, could have significant effects on our financial well-being.

Dilution

The sale of shares is exclusively facilitated through the Platform, where shares are available at a fixed price per Class A Investor Share. The price was determined by our Manager (see "Price of Class A Investor Shares"). The Company sells shares to raise capital for the purchase and construction of Projects. As new Investors purchase Class A Investor Shares, existing Investors may be temporarily diluted until new Projects are acquired, constructed and contribute to monthly cash flow.

One notable aspect of our policy is that there are no shares allocated to executives, officers, promoters, or any affiliated individuals as compensation or commissions. We firmly adhere to a level playing field philosophy, ensuring that all individuals associated with the Company, regardless of their roles, have no privileged access to shares beyond what is offered through the Platform. This strict adherence to equity underscores our dedication to treating every Investor equally.

Plan of Distribution and Selling Securityholders

The Company is offering to sell up to an additional $50,000,000 of Class A Investor Shares to the public. This Offering is being conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, meaning that while the offering of securities is continuous, active sales of securities may happen sporadically over the term of the Offering. Further, the acceptance of subscriptions, whether via the Platform or otherwise, may be briefly paused at times to allow us to effectively and accurately process and settle subscriptions that have been received.

The Offering will commence as soon as this offering statement is "qualified" by the SEC and will end on the sooner of (i) a date determined by the Company, or (ii) the date the Offering is required to terminate by law.

Only the Company is offering securities in this Offering. None of our existing officers, directors, or stockholders is offering or selling any of their securities of the Company in this Offering.

The Company is not using an underwriter or broker to sell the Class A Investor Shares and is not paying commissions. Class A Investor Shares will be offered and sold only through the Platform.

This is a "best efforts" offering. This Offering does not have a minimum to close. Even if a very small number of Class A Investor Shares are sold, the Company does not plan to return funds to subscribers.

The Company reserves the right to reject any subscription to purchase Class A Investor Shares in this Offering in whole or in part and for any reason (or no reason). If the Company rejects an investment, it will promptly return all the Investor's money without interest or deduction.

Anyone can buy Class A Investor Shares. The Manager does not intend to limit investment to people with a certain income level or net worth, although there are limits on how much non-accredited investors may invest in this Offering (see "Limit on the Amount a Non-Accredited Investor Can Invest").

After the Offering has been "qualified" by the SEC, the Manager intends to advertise the Offering using the Platform and through other means, including public advertisements, social media and audio-visual materials, in each case, only as we authorize and in compliance with the rules and regulations of Regulation A. Although these materials will not contain information that conflicts with the information in this offering circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Class A Investor Shares, the advertising materials will not give a complete understanding of this Offering, the Company, or the Class A Investor Shares and are not to be considered part of this offering circular.

The Offering is made only by means of this offering circular and prospective Investors must read and rely on the information provided in this offering circular in connection with their decision to invest in Class A Investor Shares.

Use of Proceeds

The table below sets forth our estimated use of proceeds from this Offering assuming we sell $50.0 million in Class A Investor Shares.

The Manager previously spent $82,244 on start-up costs in connection with our Prior Offering, including legal, accounting and state filing fees relating to the initial preparation and qualification of that offering. The Company anticipates spending an additional $60,000 for the cost of preparing and qualifying this Offering.

The Company and the Projects have operating expenses. We expect to pay for the operating expenses with cash flow from the Projects, but if the Projects have not earned enough revenue to pay for any given operating expense, the Manager may use the proceeds from this Offering to pay such operating expense. The types of operating expenses at the Project and Company level are described in "Our Operating Costs and Expenses".

All of the net proceeds of this Offering, after start-up costs and expenses, will be used to acquire, develop and construct Projects. To fully fund the construction of the Projects currently owned by the Company, we would need to invest a further $20,533,151 (although some Projects may be sold prior to construction depending on market conditions and the success of this Offering). Any capital we raise in addition to the amount needed to construct current Projects will be invested into new Projects that will be secured by the Development Companies and approved by the Investment Committee.

The capital raised in this Offering will not be used to compensate officers or directors as the Company has no employees. However, offering proceeds may be used to pay fees owed to the Manager and its affiliates (see "Compensation of Directors and Executive Officers").

The Manager may make short term advances to the Company to make payments on an as-needed basis. The Manager has also secured a loan on behalf of the Company. We do not anticipate any additional sources of capital apart from funds from operations, the advances, funds generated through this Offering and the loan to fund the acquisition, development and construction of Projects and to cover start-up costs and expenses. For further information about the Company's borrowing, please refer to the "Leverage" section below.

It is important to note that no capital will be allocated to any Project until it has received formal approval from the Investment Committee and has been reported in accordance with the appropriate procedures. In the interim, we may invest in short-term, highly liquid investments. Such short-term investments will not earn as high of a return as we expect to earn on our investments in Projects.

We might invest in Projects using the Manager's capital before we have raised enough capital from Investors. In that case, we will replace the Manager's capital with capital from Investors as soon as we raise it. To the extent the Manager or its affiliates invest capital, they will do so on the same price and terms as other Investors.

The Company is not paying commissions to underwriters, brokers, or anyone else in connection with the sale or distribution of the Class A Investor Shares. In some cases, retirement custodians, investment advisers, and other intermediaries will offer to invest on behalf of their clients. In such cases, the custodian, adviser, or intermediary will be paid a fee from their client's invested funds. In such cases, the client (rather than the Company) is paying those fees.

Historically, the Company has taken all its Offering proceeds and invested them into start-up costs and the acquisition, development and construction of Projects and its future plan is to continue to utilize all proceeds for subsequent Projects. Please refer to the table below where we outline the use of proceeds from inception through June 30, 2023:

Sources and Uses	Amount
Sources
Amount Previously Raised (pursuant to Regulation A)	$8,224,365
Maximum Amount to be Raise from this Offering	$50,000,000
Proceeds from the Sale of Projects	$238,752
Interest from short term investments	$17,652
Loans	$4,553,001
Total	$63,033,770

Uses
Cash on Hand and Equivalents	$1,472,737
Start-up Costs	$91,633
Loan Interest	$1,047,393
Company Operating Expenses	$582,078
Loan to a related entity	$120,607
Distributions to Investors	$689,138
Current Investments Projects	$9,030,185
Anticipated Investments in New Projects	$50,000,000
Total	$63,033,770

Description of Business

Offices and Employees

The Company's offices are located at 52 Main Street, Chester, CT 06412. The Company itself has no employees. Rather, the Company has engaged the Manager to manage the Company and utilizes employees and services provided by the Manager as described more fully in the section "Directors, Executive Officers & Significant Employees".

Company Overview

Energea Portfolio 2 LLC is a limited liability company, treated as a corporation for tax purposes, and organized under the laws of Delaware as of January 13, 2020. The Company and its day-to-day operations are managed by the Manager, Energea Global LLC. The Company was created to invest in the acquisition, development, construction and operation of community solar energy Projects in Brazil. The Projects will be rented to Subscribers (who are aggregated into legal groups called "Consortium"). Subscribers make monthly payments based on the amount of electricity produced by the Project and credited to them.

First, the Projects rent the solar asset to a Consortium through a combination of three agreements (Land Leases, Project Rental Contracts and Project Operations and Maintenance Contracts), then, Subscribers join the Consortium in order to benefit from the power produced by the Project under Terms of Adhesion (see "Summary of Supporting Contracts").

Projects are each owned by a single-purpose entities ("SPE"). Each SPE is organized as a Brazilian Limitada or Ltda, the Brazilian equivalent of a U.S. limited liability company. Under Brazilian law, the assets, and liabilities of a Ltda are distinct. Thus, the liabilities of a Project held in one SPE will not affect the assets of another Project held in a different SPE.

As of the date of this offering circular, the Company owns 100% of each SPE, although there could be instances where the Company is a partner in a SPE with another party, such as the Development Company (as defined below). In all cases, the Company will exercise management control over the SPE.

The revenue from our Projects consists primarily of the payments we receive from Subscribers each month. The Company will make a profit if revenues from Projects exceed their expenses plus those expenses of the Company (see "Our Operating Costs and Expenses").

While we have opportunistically sold Projects in the past (see "Projects Sold"), the Company generally plans to hold the Projects indefinitely, creating a reliable stream of cash flow for Investors. Should the Company decide to sell Projects in the future, however, the Manager would consider the following factors:

·
Yield and Cashflow: Many investment funds look for reliable cashflows generating a targeted yield. With both revenue and most expenses locked in by contract, the cash flow from any Project or portfolio of Projects should be predictable and consistent for as long as 25 years.

·
Project Consolidation: Some of the Projects will be too small or unusual for institutional buyers to consider purchasing on their own. The Company could package these Projects into a larger, more standardized portfolio that will be attractive to these larger, more efficiency-focused players. In the aggregate, a portfolio of Projects might be expected to generate 50+ megawatts of power with relatively uniform power contracts, engineering standards, and underwriting criteria. A portfolio of that size can bear the fees and diligence associated with an institutional-grade transaction or securitization.

·
Cash Flow Stabilization: When the Company buys a Project, it will typically share the construction risk with the Development Company that originated the Project. Larger investors are generally unwilling to take on construction risk and will invest only in projects that are already generating positive cash flow, referred to as "stabilization". Thus, the Company may acquire Projects before stabilization and sell them after stabilization. Institutional investor interest in the Portfolio should increase as the portfolio stabilizes.

·
Increase in Residual Value: When the Company acquires a Project, the appraisal is based solely on the cash flows projected from executed Project Rental Contracts, with no residual value assumed for the Project. There is a high probability that a Project will continue to create revenue after its initial contract period in the form of a contract extension, repositioning, or sale of energy into the merchant energy markets. This creates a sort of built-in "found value" for our Projects, which may be realized upon sale.

Investment Strategy

The Company sources most of its Projects from third parties in Brazil who specialize in developing solar projects ("Development Companies"). Energea Brazil, an affiliate of the Manager, is a Development Company. The Company's relationship with Development Companies may take several different forms. A Development Company might identify a potential project and permit, engineer and construct it, might provide operations and maintenance support for a Project after it is built, or might sell a Project to us and exit entirely.

Development Companies are compensated for their work and their risk. This compensation may take the form of a developer fee or a continued economic interest in the SPE. As of the date of this offering circular, no Development Companies have any economic interest in the SPEs. However, where a Project is originated through Energea Brazil, Energea Brazil will cap the related-party development fee at 5.0% of the overall Project's cost, which we believe is below the standard market rate for developing a Project.

We believe that we will be able to continue to source new Projects in Brazil for several reasons, including the fact that the cost of electricity in Brazil has risen over time. We believe this rise in energy costs has occurred for several reasons:

·
Even with the relatively low rates of economic growth Brazil has experienced in recent years, as compared to other developing countries, its energy needs continue to grow as the country modernizes and increases its use of electronic devices.

·
Brazil has relied extensively on electricity generated from hydropower. However, hydroelectricity fluctuates with the seasons and most large hydroelectric projects have already been developed, so new projects come online at more expensive pricing.

·	Previous governments subsidized energy costs for decades. Recent changes in government have removed these subsidies, so the true cost of energy is now being passed through to end-users.

We believe the cost of electricity in Brazil will continue to rise for the foreseeable future.

We seek a price for electricity that is simultaneously high enough to be profitable for our Investors and low enough to draw Customers to our Consortiums. In markets where solar equipment is installed directly on a customer's property, larger discounts are generally required to provide adequate incentive for a deal. In Brazil, where solar energy is generated remotely and with little or no inconvenience to the Subscriber, we anticipate discounts off energy provided by the utility company between 15-25%. The Company has several hundred Subscribers as of the date of this Offering with an average discount rate of 19.15%.

We primarily invest in Projects with the following characteristics:

·
Power Capacity: The Brazilian market for utility-size solar projects (10+ megawatts) is efficient and competitive, with many large players. We intend to focus on the smaller market, with projects of between one-hundred kilowatts and five megawatts. The capacity of a solar project is determined in accordance with "standard testing conditions" established by certain laboratories worldwide. The actual output of a solar project fluctuates with solar irradiance.

·
Subscribers: The Subscribers for a given Project will be private households and small businesses, organized into a single entity, typically taking the form of a limitada managed by the Company, as a consortium for commercial and residential Subscribers ("Consortium"). For a one-megawatt Project, we would expect the Consortium to include, on average, about 2,000 Subscribers. Subscribers may opt out of a Consortium at any time and will be replaced by other Subscribers from a waiting list.

·
Project Rentals: A SPE will rent each Project to a Consortium so that, in form, Subscribers are generating their own electricity, while the rent paid by the Consortium is effectively a payment for their use of the Project. Typically, a Project Rental Contract will have a term of 20 years.

·
Operation and Maintenance: When the SPE rents a Project to a Consortium, the Consortium will simultaneously hire the SPE to operate and maintain the Project on a turnkey basis, and the SPE will hire a third party to perform some or all of those services.

·	Locations: We select locations based primarily on:

o Brazilian states which have the most advantageous tax and energy economics;

o Efficient access for maintenance;

o Interconnection points with the electricity grid;

o Solar irradiance; and

o Acceptable security risks. The Company tries to avoid selecting Projects in locations with high crime areas which could expose the project to an increased risk of theft and vandalism.

·
Right to Land: Typically, we lease the land where the Projects are built, pursuant to a lease that continues for at least the duration of the Project Rental Contract with our Subscriber and gives us, as tenant, the right to extend.

·
Connecting Projects to the Local Electric Grid: The Projects will not be connected directly to Subscribers. Instead, they will be connected to the local electric grid. As a member of a consortium, which has rights to the Project via the Project Rental Contract, Subscribers will be entitled to a credit on their electric bill.

·
Our Solar Equipment: We use the equipment standardly used across the solar industry: solar panels, which turn sunlight into electrical energy; and inverters, which convert direct current from panels to alternating current used in homes and businesses. We buy our equipment only from certain manufacturers known for high quality and financial strength.

·
Compliance with Brazilian Laws Applicable to Solar Projects: Each Project will comply with Normative Resolution ANEEL n° 482/2012 ("Ren 482"), the primary law governing community solar electricity systems in Brazil.

·	When the Company Invests in Projects: Normally, the Company will not invest in a Project until certain conditions are satisfied. Among these:

o The SPE has executed contracts for the lease of the underlying land, for engineering, and for the construction of the Project, for the rental of the Project to a consortium, a full list of committed Subscribers and for operations and maintenance;

o The electric utility has confirmed that the Project can connect with the electric grid;

o All environmental and installation permits have been obtained;

o We have executed installation service agreements (e.g., for all civil and site work, electrical installation, installation of racking, etc.); and

o We have obtained insurance.

Thus, in most cases Investors are not exposed to any Project-level risks until all these conditions are satisfied. However, the Manager might make exceptions for exceptionally promising Projects. The Manager will have sole discretion over whether to acquire or invest in a Project. See "Risks of Investing" for more information.

Investment Committee

When we find a Project that meets the fundamental criteria described above, we consider the Project for investment at a multi-disciplinary committee of experienced renewable energy executives of the Manager ("Investment Committee"). As of the date of this offering circular, the Investment Committee consists of a Managing Partner (Mike Silvestrini), General Counsel (Isabella Mendonca), a Financial Analyst (Arthur Issa) and the Director of Construction (David Rutty). To approve a Project for funding, a unanimous approval of the Project by the Investment Committee is required to move forward. A copy of the memorandum prepared by the Manager for each Project and used by the Investment Committee to make an investment decision is provided to Investors on the Platform and in our filings with the SEC.

Competition

Our net income depends, in large part, on our ability to source, acquire and manage investments with attractive risk-adjusted yields. We compete with many other entities engaged in renewable energy in the Brazilian market, including individuals, corporations, private funds, and other entities engaged in renewable energy investment activities, many of which have greater financial resources and lower costs of capital available to them than we have. In addition, there are numerous companies with asset acquisition objectives similar to our Manager, and others may be organized in the future, which may increase competition for the investments suitable for us.

Competitive variables include market presence and visibility, amount of capital to be invested per Project and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential investments than we are, our investment volume and profit margins could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying projects that we have targeted for acquisition. Although we believe we are well positioned to compete effectively in each facet of our business, there is enormous competition in the market and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Our Revenue

The revenue from our Projects consists primarily of the payments we receive from Subscribers under Land Leases, Project Rental Contracts and Project Operations and Maintenance Contracts. The Company also produces cash flow by selling Projects opportunistically. The Company's total revenue during its most recent fiscal year was $40,051 which is broken down below:

Revenue Recognition	Amount
Subscriber Payments	$40,051
Purchase and Sale Agreement for Environmental Commodities	$0
Sale of Projects	$0

Our Revenue Recognition Policy follows ASC-606 which is a five-step procedure:

Procedure	Example
Step 1 - Identify the Contract	Project Rental Contract
Step 2 - Identify the Performance Obligations	Delivery of electricity from solar plant
Step 3 - Determine the Transaction Price	Amount contractually signed with Subscriber
Step 4 - Allocate the Transaction Price	Obligation is satisfied by transferring control of the electricity produced to the Subscriber
Step 5 - Recognize Revenue	At a point in time when the Subscriber is invoiced

Our Operating Costs and Expenses

The Company incurs a variety of costs and expenses, including:

·	banking fees;

·	legal expenses;

·	payments to the Manager for fees and carried interest;

·	fees to wire money from Brazil to the U.S.;

·	payments to U.S. states to comply with their respective securities law ("Blue Sky Laws");

·	debt service and transactional payments (where we borrow money at the Company level);

·	annual financial audit expenses;

·	depreciation;

·	U.S. and Brazilian taxes.

The Projects also incur a variety of costs and expenses, including:

·	payments to third parties to operate and maintain the Projects;

·	lease payments to landowners;

·	debt service and transactional payments (where we borrow money at the Project level);

·	utilities;

·	on-site security;

·	payments to the third party that manages Subscriber electric bill credits;

·	Brazilian taxes;

·	banking fees;

·	depreciation;

·	project insurance.

The Company's total operating expenses for the fiscal year ended December 31, 2022, were $233,342 and as of June 30, 2023 were $213,984.

U.S. and Brazilian Taxes

The following summarizes the most significant Brazilian taxes that will be imposed on the SPEs and the Company, as well as the Federal income tax consequences of acquiring Class A Investor Shares. This summary is based on the current tax laws of Brazil, the current U.S. Internal Revenue Code (the "Code"), the current regulations issued by the Internal Revenue Service ("Regulations"), and current administrative rulings and court decisions, all as they exist today. All of these tax laws could change in the future.

This is only a summary, applicable to a generic Investor. Your personal situation could differ. We encourage you to consult with your own tax advisor before investing.

Brazilian Taxes

Brazilian Tax System Generally

Like the United States, taxes in Brazil are imposed at the federal, state, and local level.

The federal government will impose the following taxes on each SPE:

·	A corporate income tax equal to (i) 15% of the SPE's taxable income, plus (ii) 10% of the SPE's taxable income per month in excess of R$20,000.

·	A social contribution tax equal to 9% of the taxable income of the SPE.

·	A corporate sales tax equal to 1.65% of the SPE's gross sales revenue.

·	A social security tax equal to 7.6% of the SPE's gross sales revenue.

·	A tax on some purchased goods (like a sales tax) imposed at 10%.

The SPEs will be entitled to depreciation deductions with respect to certain equipment.

At the state level, each SPE will be subject to a tax on purchased goods (e.g., solar equipment). The ICMS rates vary by state but will typically be imposed at 18%.

At the local level, many municipalities impose a tax on revenues from services provided (e.g., the services an SPE will provide to the Consortium under a Project Operation and Maintenance Agreement). These taxes are typically imposed at a rate of 5%.

NOTE: Brazil does not impose a tax on the Company itself or on Investors, nor does it require SPEs to withhold any taxes from distributions to the Company investor (Company or Individual) for permanent investors.

U.S. Federal Income Taxes

Classification as a Corporation

The Company will be treated as a corporation for federal income tax purposes. As a corporation, Cash received by investors will be treated as a combination of return of capital or qualified dividends. Qualified dividends will be taxed at the capital gains tax rate of either 0%, 15%, or 20%, depending on the investor's income tax bracket.

The General Intangible Low-Tax Income "GILTI" tax on foreign investments is more favorable to our investors under a corporate tax structure as opposed to a partnership, where the tax on international assets would be levied on individuals. Under a partnership an investor would be responsible for 37% of all foreign profits generated from an international investment. A corporate tax structure allows the corporation to realize foreign tax credits. Under this corporate tax reporting structure, the corporate entity would only pay 21% tax on 50% of the foreign profits after foreign tax credits have been applied.

When the Company closes its books each year, it will post a profit/loss for that tax year. In accordance with the IRS, taxable dividends can only result from profit/loss of an "LLC treated as a corporation" which is how the Company is classified. When the Company's profit/loss for the year is less than the total distributions (which is often the case), the remaining distributions get filed in Box 3 of the Investor's 1099-DIV as non-dividend distributions. These distributions are non-taxable and are filed as a return of capital (and subtracted from the basis). When the Investor sells their shares or are bought out at the end of the portfolio's lifespan, the basis is what is used to determine the capital gains or losses realized by the sale of the shares.

Taxation of Dividends

The income of the Company will consist primarily of cash available for distribution ("CAFD") received from the SPEs in the form of a dividend. Because the SPEs will be foreign corporations, these dividends will be "non-qualified dividends" within the meaning of the Code and therefore subject to tax at ordinary income tax rates ("qualified dividends," including dividends from most U.S. corporations, are subject to tax at preferential rates).

Foreign Tax Credit

The Company, but not the Investors, might be entitled to credits for taxes paid by the SPEs in Brazil.

Sale or Exchange of Class A Investor Shares

In general, the sale of Class A Investor Shares by an Investor will be treated as a sale of a capital asset. The amount of gain from such a sale will generally be equal to the difference between the selling price and the Investor's tax basis. Such gain will generally be eligible for favorable long-term capital gain treatment if the Class A Investor Shares were held for at least 12 months. However, to the extent any of the sale proceeds are attributable to substantially appreciated inventory items or unrealized receivables, as defined in Code section 751, the Investor will recognize ordinary income.

A gift of Class A Investor Shares will be taxable if the donor-owner's share of the Company's debt is greater than his or her adjusted basis in the gifted interest. The gift could also give rise to federal gift tax liability. If the gift is made as a charitable contribution, the donor-owner is likely to realize gain greater than would be realized with respect to a non-charitable gift, since in general the owner will not be able to offset the entire amount of his adjusted basis in the donated Class A Investor Shares against the amount considered to be realized as a result of the gift (i.e., the debt of the Company).

Transfer of Class A Investor Shares by reason of death would not in general be a taxable event, although it is possible that the IRS would treat such a transfer as taxable where the decedent-owner's share of debt exceeds the pre-death basis of his interest. The decedent-owner's transferee will take a basis in the Class A Investor Shares equal to its fair market value at death (or, in certain circumstances, on the date six (6) months after death), increased by the transferee's share of debt. For this purpose, the fair market value will not include the decedent's share of taxable income to the extent attributable to the pre-death portion of the taxable year.

Treatment of Distributions

Upon the receipt of any distribution of cash or other property, including a distribution in liquidation of the Company, an Investor generally will recognize income only to the extent that the amount of cash and marketable securities he, she, or it receives exceed the basis of his, her, or its Class A Investor Shares. Any such gain generally will be considered as gain from the sale of Class A Investor Shares.

Alternative Minimum Tax

The Code imposes an alternative minimum tax on individuals and corporations. Certain items of the Company's income and loss may be required to be taken into account in determining the alternative minimum tax liability of Investors.

Taxable Year

The Company will report its income and losses using the calendar year. In general, each Investor will report his, her, or its share of the Company's income and losses for the taxable year of such Investor that includes December 31st, i.e., the calendar year for individuals and other owners using the calendar year.

Tax Returns and Information; Audits; Penalties; Interest

The Company will furnish each Investor with the information needed to be included in his or her federal income tax returns. Each Investor is personally responsible for preparing and filing all personal tax returns that may be required as a result of his purchase of Class A Investor Shares. The tax returns of the Company will be prepared by accountants selected by the Company.

If the tax returns of the Company are audited, it is possible that substantial legal and accounting fees will have to be paid to substantiate our position and such fees would reduce the cash otherwise distributable to Investors.

Each Investor must either report Company items on his or her tax return consistent with the treatment on the information return of the Company or file a statement with his tax return identifying and explaining the inconsistency. Otherwise the IRS may treat such inconsistency as a computational error and re-compute and assess the tax without the usual procedural protections applicable to federal income tax deficiency proceedings.

The Code imposes interest and a variety of potential penalties on underpayments of tax.

Other U.S. Tax Consequences

The foregoing discussion addresses only selected issues involving Federal income taxes and does not address the impact of other taxes on an investment in the Company, including federal estate, gift, or generation-skipping taxes, or State and local income or inheritance taxes. Prospective Investors should consult their own tax advisors with respect to such matters.

Summary of Supporting Contracts

The Company will cause the SPEs to enter into six main contracts for each Project:

·	Land Leases: The SPE will lease (rather than buy) the land where the Project is located, pursuant to a contract we refer to as a "Land Lease."

·
Project Rental Contracts: In all cases, the SPEs will rent the Projects to a Consortium of Subscribers (so that the Subscribers are, in form, generating their own solar power) pursuant to a contract we refer to as a "Project Rental Contract."

·
Operations and Maintenance Contracts: As the SPE rents the Project to a Consortium of Subscribers pursuant to a Project Rental Contract, the Consortium simultaneously hires the SPE to operate and maintain the Project pursuant to a contract referred to as an "Operations and Maintenance Contract."

·
Construction Contracts: To build the Projects the SPE will hire a third party to provide engineering, procurement, and construction services pursuant to a contract referred to as a "Construction Contract."

·
Project Maintenance Contracts: The SPE will then hire Energea Brazil to operate and maintain the Projects pursuant to a contract referred to as a "Project Maintenance Contract" (see "Interest of Management and Others in Certain Transactions").

·
Credit Management Agreements: Each Project produces energy credits. To convert those energy credits into revenue, the SPE must hire a service provider to onboard Subscribers and administrate the allocation of energy to each Subscriber on a monthly basis. These services are performed by Energea Brazil under the terms and conditions set forth in a Credit Management Agreement (see "Interest of Management and Others in Certain Transactions").

Each of these contracts are bi-lingual, both in English and in Portuguese, the national language of Brazil. Although the final terms and conditions and contract title might differ from Project to Project, the rights and obligations of the parties will generally be consistent across all of the Projects.

Land Leases

The principal terms of a typical Land Lease are as follows:

·	The initial term is typically the same as the term of the Project Rental Contract. However, the SPE will have the right to extend the term for up to 30 years.

·	The rent typically escalates with the Brazilian consumer price index (the Indice Nacional de Precos ao Consumidor Amplo).

·	The SPE is responsible for taxes, water fees, power, sewage and any other services or utilities.

·
The SPE can do anything on the land necessary to build a Project, including opening roads, workshops, buildings, warehouses, offices, and other complimentary and ancillary installations so long as they are approved by the applicable legal authorities. The SPE is also permitted to make any improvements to the land it deems necessary so long as these improvements do not impact the structural integrity of any buildings and we give the lessor advance notice.

·
The SPE is liable for any direct damages that occur to the land and must hold the lessor harmless against any claims, liabilities, direct damages, losses, or expenses caused by these damages unless the lessor was the party who caused such damages.

·
The SPE is also responsible for any environmental liabilities that occurred during the Land Lease term, while the lessor is responsible for any environmental liabilities before or after the Land Lease term. In connection with any environmental liabilities, the parties both agree to hold each other harmless for any claims, liabilities, or damages that each party is responsible for under the Land Lease. However, all liability for either party for any liabilities under the Land Lease (including environmental) will be limited to the direct damages and penalties imposed without regard to consequential damages and/or loss of profits.

·	The SPE has a right of first refusal to purchase the land if the lessor wants to sell it.

·
The lessor may terminate at any time. However, if the termination is for any reason other than our failure to pay rent for more than three months, the lessor is required to pay a penalty to compensate the SPE for the loss of revenue from the Project.

·	The SPE may also terminate at any time. The SPE would not be subject to any penalty but would be required to remove the Project and repair any damage to the land.

·
Disputes would be resolved by arbitration in Rio de Janeiro under the rules of the Federation of Industries of the State of Sao Paulo (also known in Brazil as the Federação das Industrias do Estado de Sao Paulo).

Project Rental Contracts

The principal terms of typical Project Rental Contracts are as follows:

·	The Consortium rents the Project for 25 years.

·	The SPE is responsible for obtaining and maintaining any necessary authorizations or approvals for operating the Project.

·	The SPE retains title to the Project.

·	The SPE will receive a direct pass-through of 90% of all revenue collected by the consortium, from Subscribers as compensation under this agreement.

·
Disputes would be resolved by arbitration in Rio de Janeiro under the rules of the Federation of Industries of the State of Sao Paulo (also known in Brazil as the Federação das Industrias do Estado de Sao Paulo).

Operations and Maintenance Contracts

The principal terms of typical Operations and Maintenance Contracts are as follows:

·	The SPE is responsible for providing all services required to maintain and operate the Project, including:

o Inspect the solar array at least twice per year;

o Inspect the inverter at least twice per year;

o Make adjustments to the Project to maximize power generation;

o Coordinate inspections and repairs with relevant authorities;

o Provide reports identifying (i) power production at 15 minute intervals; (ii) actual power production versus estimated production; and (iii) losses from transformers and inverters;

o Serve as a liaison with utilities, component manufacturers, and their respective agents;

o Maintain minimum quantities of replacement materials in inventory;

o Coordinate electrical system/component repairs with the Subscriber's electrician;

o Make requested repairs within level of service expectations; and

o Perform preventative maintenance as required.

·
All services will be performed in accordance with their respective owner/operator manuals, applicable manufacturer and vendor warranties and specification, prudent operating practices and applicable laws.

·	The initial term is the same as the Project Rental Contract, which can be extended by mutual agreement of the parties.

·	The SPE will receive a direct pass-through of 10% of all revenue collected by the Consortium from Subscribers as compensation under this agreement.

·
Disputes would be resolved by arbitration in Rio de Janeiro under the rules of the Federation of Industries of the State of Sao Paulo (also known in Brazil as the Federacao das Industrias do Estado de Sao Paulo).

Construction Contracts

The principal terms of typical Construction Contracts are as follows:

·	The contractor will provide all the services needed to design and build a Project on a turnkey basis, including:

o Producing estimates of the potential electrical capacity;

o Creating engineering drawings;

o Supplying materials; and

o Installing, assembling, and testing the equipment.

·	For its services, the contractor will be entitled to a fixed fee.

·	The fixed fee will be paid in accordance with a schedule based on progress milestones.

·
The contractor will (i) be responsible for payment of all taxes, charges, tax contributions, and social security contributions related to the services performed; and ensure that all of its personnel are duly registered, are performing services in accordance with Brazilian law, and are paid all wages, salary, labor, and social security charges for their work.

·	The contractor will provide the SPE with certain warranties for its services and the equipment supplied.

·	The contractor must maintain certain specified insurance coverages.

·	The contractor is subject to various penalties for failure to perform including Liquidated Damages.

·	Disputes would be resolved by arbitration by the Chamber of Business Arbitration in Brazil (also known in Brazil as the Camara de Mediacao e Arbitragem Empresarial - Brasil).

Project Maintenance Contracts

The principal terms of typical Project Maintenance Contracts are as follows:

·	The contractor will provide all services required to operate and maintain the Project, including:

o Providing all personnel, equipment, and materials required for the efficient operation of the Project;

o Preparing all supporting documentation and information related to the use and operation of the Project;

o Inspecting transmission lines and substations at least twice annually and preparing a report suggesting services and maintenance to be performed on the Project;

o Preparing and implementing operation and maintenance instructions, guides, and procedures specific to the Project, including contingency plans as necessary;

o Performing routine inspections of the Project to ensure compliance with manufacturer's operation and maintenance standards;

o Determining, and to the extent possible, performing or managing any additional services as necessary to remedy any actual or potential problems with the Project;

o Registering the Project and all relevant equipment with the appropriate authorities; and

o Managing the supply of all equipment inventory and spare parts.

·
All services will be performed in accordance with their respective owner/operator manuals, applicable manufacturer and vendor warranties and specification, prudent operating practices and applicable laws.

·	The contractor will regularly communicate with the SPE concerning the Project, including:

o When any work is being done on the Project, holding monthly meetings;

o Providing monthly reports;

o Providing daily bulletins on the operation of the Project;

o Preparing monthly management; and

o Providing a report on any technical work performed on a Project.

·
The SPE will pay the third-party contractor a fixed monthly fee plus an additional amount for unexpected parts or services not part of the Scope of Work. The fixed monthly fee is subject to adjustment based on inflation.

·	The initial term of the contract is 60 months.

·	Disputes will be resolved in the courts of the Judicial District of Rio de State of Rio de Janeiro.

Credit Management Agreements

The principal terms of typical Credit Management Agreements are as follows:

·	The Contractor will provide two types of credit management services:

o Marketing and acquisition services: whereby the Contractor is to identify, onboard and document Subscribers to the Consortium;

o Credit Management services: whereby the Contractor is to provide software and services necessary to create, verify, allocate and distribute energy credits followed by the invoicing and collection of revenue from Subscribers

·	The term is for 20 years, the same term as the Project Rental Contract.

·	Contractor must allocate at least 95% of all energy credits produced by the Project to Subscribers each month.

·	Contractor is to meet international safety and security standards around the use and possession of customer information.

·
Compensation for the services are divided into two categories to match the two types of services where marketing and acquisition services are paid a commission based on the contracted energy load and the credit management services are compensated as a fixed monthly fee.

·
Either Party may terminate the agreement with written notice to the other. Early termination for cause will result in a one-time early termination fee equal to six months of service payments to be paid by the Party who committed the defaulting act.

Material Legal Proceedings

Two of the Company's SPEs, namely Energea Pedra do Indaiá Ltda ("Pedra do Indaia") and Energea Iguatama Aluguel de Equipamentos e Manutenção Ltda ("Iguatama"), initiated legal action against Alexandria Indústria de Geradores S.A. ("Contractor") due to breaches of the terms and conditions stipulated in the Construction Contracts.

The Contractor's failure to fulfill its obligations under both Construction Contracts resulted in the accrual of Liquidated Damages owed to the SPEs of Pedra do Indaia and Iguatama. In an effort to remedy the default, a Confession of Debt was executed by the Contractor, encompassing both projects. This document imposed personal and corporate responsibility upon the Contractor to guarantee the owed amount to the SPEs. Regrettably, the Contractor failed to meet the payment obligations outlined in the Confession of Debt.

Subsequently, the Construction Contracts were terminated, and Energea Brasil Operações Ltda (a subsidiary of Energea Global LLC), the entity overseeing the SPEs, promptly initiated legal proceedings. They sought an injunction from the Courts of Rio de Janeiro to secure the payment, including the freezing of the Contractor's corporate bank accounts as a means to compel compliance.

The presiding Judge initially granted the injunction, compelling the Contractor to remit all Liquidated Damages, interest on overdue payments, and legal fees as specified in the Confession of Debt, within a three-day timeframe. Shortly thereafter, the proceedings were further complicated when the Contractor filed for bankruptcy protection and other secured creditors entered the process of collecting unpaid amounts. The lawsuit is still in process and may take several years to reach a final verdict.

Factors Likely to Impact the Performance of the Company

The ability of the Company to conduct its business successfully depends on several critical factors including, but not limited to:

·
The Price of Electricity in Brazil: As of the date of this offering circular, we estimate that our Subscribers will typically save approximately 15% on their electricity bills when they subscribe to one of our Projects. The energy product we offer Subscribers is a fixed discount on their cost of energy. In other words, if a Subscriber joined with a fixed 15% discount, the amount of revenue we generate from that Subscriber will go up if energy prices go up (as determined by published tariff set by the interconnecting utility for conventional energy) and down if energy prices go down.

·
Government Policies: (see "Management Discussion: Comments on the Market") Given the environmental and economic benefits of solar power, the Company expects the friendly attitude of the Brazilian government to continue. As we have seen in other markets, however, environmentally friendly policies can change quickly. If the government in Brazil succumbed to pressure from incumbent energy producers, it could impose additional costs on the Projects.

·
Currency Fluctuations: The Brazilian national currency, the BRL, as of the date of this offering circular fluctuating near historic lows vis-à-vis the USD, making investments in Brazil relatively inexpensive. Although we believe the BRL will strengthen vis-à-vis the USD, making the profits from our Projects more valuable for U.S. investors, our financial projections assume conservatively that the BRL will continue to weaken versus the USD. Should the real weaken faster than our projections and after we invest in Projects, any profits from operational Projects would be less valuable for U.S. investors.

Description of Property

The only property owned by the Company are the Projects.

Projects Acquired

As of the date of this offering circular, the Company had acquired a total of 21 projects.

Project Name	Entity Name	Project Size (AC)	Acquisition Date	Amount Invested*
Salinas	Project Salinas Geração S.A.	5.0 MW	04/15/19	$265,148.35
Itaguai III	Energea Itaguai III Aluguel de Equipamentos e Manutenção Ltda.	1.0 MW	03/06/20	35,706.72
Iguatama	Energea Iguatama Aluguel de Equipamentos e Manutencao Ltda.	2.3 MW	10/12/20	2,266,303.28
Pedrinopolis	Energea Pedrinopolis Ltda.	2.3 MW	05/21/21	117.67
Pedra do Indaiá	Energea Pedra do Indaiá Ltda.	2.3 MW	10/01/21	4,026,668.74
Divinopolis III	Energea Divinopolis Ltda.	2.3 MW	12/23/21	1,503,089.75
Araxa I	Energea Araxa I Ltda	2.5 MW	12/23/21	295,743.47
Araxa II	Energea Araxa II Ltda	2.5 MW	12/23/21	296,299.34
Divinópolis II	Energea Divinopolis II Ltda	2.5 MW	01/04/22	3,362,311.56
Corumbaíba	Energea Corumbaíba Ltda	2.5 MW	09/09/22	285,076.60
Diamantina II	Energea Diamantina II Ltda	2.5 MW	10/17/22	113,680.39
Formiga I	Energea Formiga I Ltda	2.5 MW	10/17/22	157,073.68
Formiga II	Energea Formiga II Ltda	1.5 MW	10/17/22	73,235.76
Naque	Energea Naque Ltda	1.5 MW	10/17/22	123,329.81
Micros I	Energea Micros I Ltda	1.1 MW	12/29/22	976,491.26
Itabapoana	Energea Itabapoana Ltda	2.5 MW	12/29/22	94,589.50
Aparecida do Taboado II	Energea Aparecida do Taboado II Ltda	2.5 MW	04/12/23	135,567.32
Frei Inocêncio	Energea Frei Inocêncio Ltda	2.5 MW	04/12/23	95,567.32
Nova Lacerda	Energea Nova Lacerda Ltda	2.5 MW	04/12/23	73,611.43
Monte Sião	Energea Portfolio Geração de Projetos MG II Ltda	2.5 MW	04/17/23	95,833.33
Aparecida do Taboado I	Energea Aparecida do Taboado I Ltda	2.5 MW	05/24/23	155,176.20
	TOTAL			$14,430,621.48
* as of December 26, 2023

Projects Sold

As of the date of this offering circular, the Company has sold 10 projects.

Project Name	Entity Name	Project Size (AC)	Date Sold	Sale Price Net of Taxes
Salinas	Project Salinas Geracao S.A.	5.0 MW	05/11/2021	$147,717.12
Pedrinopolis	Energea Pedrinopolis Ltda.	2.3 MW	05/11/2021	150,379.17
Itaguai III	Energea Itaguai III Aluguel de Equipamentos e Manutencao Ltda.	1.0 MW	05/19/2021	44,408.32
Aparecida do Taboado I	Energea Aparecida do Taboado I Ltda	2.5 MW	06/06/2023	136,029.13
Frei Inocêncio	Energea Frei Inocêncio Ltda	2.5 MW	06/06/2023	124,924.63
Monte Sião	Energea Portfolio Geração de Projetos MG II Ltda	2.5 MW	06/06/2023	126,224.19
Nova Lacerda	Energea Nova Lacerda Ltda	2.5 MW	06/06/2023	93,426.83
Formiga II	Energea Formiga II Ltda	1.5 MW	06/06/2023	100,343.76
Naque	Energea Naque Ltda	1.5 MW	06/06/2023	178,010.84
Itabapoana	Energea Itabapoana Ltda	2.5 MW	06/06/2023	133,060.59
	TOTAL			$1,234,524.58

Projects Owned

As of the date of this offering circular, the Company holds 11 Projects. The table below lists the total amount the Company invested into each Project and the estimated Project cost. Please refer to the links in the column labeled "Form 1-U" for the Project Memo which gives in-depth information regarding each Project such as its location, the system size, contractors used to construct the Project, information about other stakeholders, information about the buyer of the energy and environmental commodities and the estimated economics of the Project. The Project Memos can also be found on the Platform.

Project Name	Entity Name	Project Size (AC)	Estimated Projected Cost	Amount Invested*	Form 1-U
Iguatama	Energea Iguatama Aluguel de Equipamentos e Manutencao Ltda.	2.3 MW	$2,266,303.28	$2,266,303.28	Link
Pedra do Indaiá	Energea Pedra do Indaiá Ltda.	2.3 MW	4,060,647.00	4,026,668.74	Link
Divinopolis III	Energea Divinopolis Ltda.	2.3 MW	2,769,085.00	1,503,089.75	Link
Araxa I	Energea Araxa I Ltda	2.5 MW	3,586,096.00	295,743.47	Link
Araxa II	Energea Araxa II Ltda	2.5 MW	3,599,613.00	296,299.34	Link
Corumbaíba	Energea Corumbaíba Ltda	2.5 MW	3,380,687.00	285,076.60	Link
Divinópolis II	Energea Divinopolis II Ltda	2.5 MW	3,419,573.00	3,362,311.56	Link
Micros I	Energea Micros I Ltda	1.1 MW	1,048,742.00	976,491.26	Link
Aparecida do Taboado II	Energea Aparecida do Taboado II Ltda	2.5 MW	3,284,388.00	135,567.32	TBD
Diamantina II	Energea Diamantina II Ltda	2.5 MW	3,238,712.00	113,680.39	TBD
Formiga I	Energea Formiga I Ltda	2.5 MW	3,297,611.00	157,073.68	TBD
	TOTAL		$33,951,457.28	$13,418,305.39
* as of December 26, 2023

Management Discussion and Analysis of Financial Condition and Result of Operation

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes thereto contained in this offering circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in herein (see "Caution Regarding Forward-Looking Statements"). Unless otherwise indicated, the latest results discussed below are as of June 30, 2023.

Market Outlook and Recent Trends

According to Greener (Greener, 2023), an analyst of the Brazilian solar market, the number of installed solar systems in Brazil saw a remarkable surge in 2022, growing by 84.9% compared to 2021. This significant expansion required an investment of over R$64 billion (approximately $12.2B USD) including both Distributed Generation ("DG") and utility-scale solar projects. The addition of 7.1 GW of installed capacity marked a 73% increase compared to the previous year, when the installed capacity stood at 10.3 GW.

Despite a reduction in the use of bank financing for solar systems due to elevated interest rates, the solar market continued to flourish. Changes in the regulations governing DG, effective from January 2023, did have a marginal impact on the appeal of residential and commercial solar projects. Nevertheless, solar energy generation for local consumption remained an economically viable and advantageous option for end consumers.

According to Greener, the average price of a solar system experienced a noteworthy decrease of approximately 12% throughout 2022. This decline could be attributed to a drop in module costs and the abundance of equipment stocks among wholesalers, ultimately benefiting the Company. Those trends have continued throughout 2023 and prices for solar modules are at an all-time low.

Brazilian Solar Energy Policies

Normative Resolution 482 (Resolução Normativa 482 or RN 482) is a key policy in Brazil governing distributed solar energy generation, specifically pertaining to net metering. However, please note that policies can change, and it is essential to check the most recent updates from Brazilian regulatory authorities for the latest information. Below is an overview of RN 482 and the difference between DG1 and DG2 as of the date of this Offering Circular:

Normative Resolution 482 (RN 482): This policy was enacted by ANEEL in 2012 and was aimed at promoting the development of distributed solar energy generation. The key provisions of RN 482 included:

·
Net Metering: RN 482 allowed consumers to install solar panels or other distributed generation systems and feed excess electricity back into the grid. This excess energy could be credited and used to offset the consumer's future electricity bills. This mechanism is known as net metering.

·	Consumer Categories: RN 482 classified consumers into two categories: DG1 and DG2.

o DG1: This category included residential and small commercial consumers with installed capacity of up to 75 kW (kilowatts). They were eligible for simplified net metering procedures and received credits for excess energy at the same rate they paid for energy consumption. The Company has acquired several DG1 Projects which we refer to as "micros".

o DG2: This category covered larger consumers, such as industrial or larger commercial users, with installed capacity above 75 kW and up to 5 MW (megawatts). DG2 consumers had more complex billing structures and received credits for excess energy at lower rates. The majority of the Projects owned by the Company are DG2 projects.

Difference Between DG1 and DG2:

The main difference between DG1 and DG2 under RN 482 was the size of the installed capacity and the billing structures:

·	Installed Capacity: DG1 consumers had a maximum installed capacity of up to 75 kW, while DG2 consumers had capacities exceeding 75 kW and up to 5 MW.

·
Billing: DG1 consumers enjoyed a more straightforward and favorable net metering arrangement with credits for excess energy at the retail electricity rate. DG2 consumers, on the other hand, faced more complex billing structures and received credits at a lower rate, which was typically lower than the retail rate.

Brazil's energy policies, including those related to solar power, may evolve or change. To obtain the most current and accurate information, it is advisable to consult ANEEL or other relevant regulatory sources for updates on Normative Resolution 482 and distributed solar energy regulations in Brazil.

Interconnection

One recurring trend we have experienced while constructing the Projects in Brazil has been delays in interconnecting to the utility-owned grid. Interconnecting our larger-format Projects requires a tremendous level of coordination between the utility company, contractors, construction management to run lines for miles, install significant electrical infrastructure and shut portions of the grid down for periods of time. To date, the Company has experienced abnormal delays in this process, extending, in some cases, for as long as six months. Fortunately, the long term financial impact of these delays has been immaterial and modeled projections have been adjusted to reflect this trend.

Other than the trends described above and factors that will impact the Company's success discussed in the "Risks of Investing" section of this Offering Circular, the Company is not aware of any trends, uncertainties, demands, commitments, or events that are reasonably likely to have a material adverse effect on our revenues, income from continuing operations, profitability, liquidity, or capital resources.

That said, we believe that the solar market in Brazil for community solar projects remains one of the most attractive markets to develop solar projects anywhere in the world. Recent improvements to the laws that enable this type of project development have increased demand for these assets while the Company's experience in the market, and that of the Manager, continue to result in additional deal flow and promising prospects for long term cash flow.

Distributions

Provided we have sufficient available cash flow, we intend to authorize and declare distributions based on net income for the preceding month minus any amounts held back for reserves. Cash flow from Projects can be generated in three ways: (i) payments from Land Leases, Project Rental Contracts and Operations and Maintenance Contracts, (ii) proceeds from the sale or refinance of Projects and (iii) Liquidated Damages under Construction Agreements (see below).

While we are under no obligation to do so, we have in the past and expect in the future to declare and pay distributions monthly; however, our Manager may declare other periodic distributions as circumstances dictate.

Please note that in some cases, Investors have cancelled their purchase of Class A Investor Shares after distributions were made. In that case, the distribution allocated to that Investor is returned to the Company and the bookkeeping is updated to reflect the change in cash distributed. Thus, all figures below are subject to change.

Below is a table depicting the distributions made from the Company made since inception:

Distribution Date	Amount	Asset Management Fees*	Promoted Interest*
05/20/2021	132,819.41	547.79	4,415.82
06/24/2021	33,514.92	187.79	883.16
07/24/2021	33,077.97	139.73	883.16
08/26/2021	19,437.72	139.73	883.16
09/23/2021	19,437.63	139.73	883.16
10/27/2021	19,437.64	139.73	883.16
11/30/2021	19,437.64	139.73	883.16
12/24/2021	18,977.20	-	-
2021 Total	$296,140.13	$1,434,23	$9,714.78
01/26/2022	9,207.27	279.46	1,766.32
02/24/2022	7,903.96	139.73	883.16
03/29/2022	8,977.11	139.73	883.16
04/29/2022	7,068.65	-	-
05/31/2022	7,068.14	-	-
06/30/2022	24,999.75	-	-
07/29/2022	25,000.10	-	-
08/27/2022	23,284.07	927.05	789.12
09/27/2022	21,043.05	1,322.68	2,634.13
10/27/2022	21,070.42	1,225.71	2,703.95
11/29/2022	29,939.23	1,225.71	3,820.74
12/28/2022	24,778.17	2,092.89	3,118.85
2022 Total	$210,339.92	$7,352.96	$16,599.43
01/27/2023	22,479.53	1,291.53	1,225.71
02/24/2023	25,264.57	1,250.71	3,474.91
03/27/2023	30,931.40	1,250.71	2,755.98
04/28/2023	30,974.00	1,290.71	2,735.20
05/30/2023	32,817.29	1,290.71	2,891.48
06/26/2023	40,191.00	1,290.71	3,518.57
07/25/2023	90,787.22	1,290.71	7,921.97
08/28/2023	31,002.47	1,290.71	2,705.96
09/27/2023	79,008.47	1,290.71	6,707.23
10/27/2023	80,684.03	1,290.71	7,952.32
11/24/2023	77,243.03	1,290.71	6,466.16
12/26/2023	72,996.55	2,893.71	6,109.73
2023 Total	$614,375.07	$17,012.34	$54,465.22
TOTAL	$1,120,855.12	$25,799.53	$80,779.43

*Note: Energea reserves the right to reduce its Asset Management Fees and Promoted Interest payments for any reason or to protect the desired cash yield to Investors (see "Compensation of Directors and Executive Officers").

Calculating Distributions

The Company intends to make distributions monthly, to the extent the Manager, in its discretion, determines that cash flow is available for distributions. Below are the activities of the Company that generate the cash flow which could be used to fund distributions:

Sources of Distributable Cash Flow

·	Sale of Energy under Project Rental Contracts and Operations and Maintenance Contracts

·	Net Proceeds from Capital Transactions
o Originates from the sale or refinancing of projects
o Net proceeds are the gross proceeds of the capital transaction minus associated expenses, including debt repayment

·	Liquidated Damages from Construction Agreements
o Penalties paid by EPC Contractors when projects are delivered behind schedule
o LDs are not booked as revenue but are considered distributable cash flow

When the Company makes distributable cash flow and the Manager determines to make a distribution, here is an overview of how these distributions are allocated and calculated:

Allocation of Distributions

·	Class A Investors:
o Receive a priority distribution of cash flow each month which results in a 7% IRR ("Preferred Return").
o Plus, 70% of any additional cash flow after the Preferred Return.

·	Manager:
o Receives 30% of any additional cash flow after Investors receive their Preferred Return ("Promoted Interest") (see "Compensation of Management and Executive Officers").

Calculation of Preferred Return

The Manager discounts each month of Estimated NOI (see "Price of Class A Investor Shares") by the same discount rate until the cash flow results in an IRR of 7% ("Adjusted NOI"). The resulting Adjusted NOI is the monthly distribution that would need to be paid to Investors for them to receive their Preferred Return. Since all months of Estimated NOI are discounted evenly, the Adjusted NOI maintains the same seasonality curve as the Estimated NOI. If the actual NOI for any month is less than the Adjusted NOI, the Investors receive all the cash distributed that month and the shortfall is carried forward so that Investors catch up on their 7% Preferred Return prior to any Promoted Interest being paid.

Calculation of Promoted Interest

If the Manager determines that a distribution can be made with distributable cash flow, and the amount of distributable cash flow is greater than the Adjusted NOI for the month (and the Investors are therefore on track to receive their Preferred Return), the Manager will receive a Promoted Interest. Any distributable cash flow that is greater than the Adjusted NOI (plus any shortfall from previous months) shall be divided between the Manager and the Investors where the Manager will get 30% of the excess and Investors will get 70% of the excess.

Past Operating Results

Since the Company's inception in 2020, it has grown each year with the acquisition of new Projects, continued construction an interconnection works and the commencement of operations at completed Projects. In 2022, the Company turned its first Project on; Iguatama. In 2023, the Company added Micros I. In 2024, we expect to complete Pedra do Indaia, Divinopolis II and Divinopolis III.

During the construction phase, the Company has experienced challenges which have caused us to strategize alternatives for maintaining targeted cash yield. These challenges are mainly related to construction and interconnection delays. Many of our Projects are in remote parts of Brazil where finding sophisticated construction partners and responsive utility companies can be difficult. The Company's second large format asset, Pedra do Indaia, reached mechanical completion July, 2023 but is waiting on the interconnecting utility for authorization to energize as of the date of this Offering. To offset the impact on cash flows caused from the delays in interconnecting Pedra do Indaia, the Company added Micros I, sold certain Projects (see "Description of Property") and collected Liquidated Damages from contractors (see "Summary of Supporting Contracts" and "Material Legal Proceedings").

As a result of these maneuvers, the overall returns of the Company have held firmly within our targeted range of 14-16% after fees and delivered distributions on schedule every month of 2023. As the Company completes construction of the remaining Projects, we expect the portfolio to stabilize and to settle into a consistent rhythm of dividends to Investors.

In addition to the operations Projects and Projects under construction, the Company owns six other large format Projects. We expect to commence construction on two of them in 2024; Araxa I and Araxa II. We plan to sell two others; Aparecida do Taboado II and Corumbaiba, and we are working with the utility companies and potential contractors to determine if Diamantina II and Formiga I will be viable Projects to construct and interconnect in 2025.

For the fiscal year ended December 31, 2022, the Company invested a total of $6,815,454, gross of depreciation. During the period of January 1, 2022 to December 31, 2022 the Company generated $40,051 in revenue.

As of December 31, 2022, the Company has assets totaling $8,952,391 on its balance sheet, composed of cash on hand of $1,237,923, investments net of depreciation on the amount of $6,780,755, other current assets on the amount of $294,289 and non-current assets on the amount of $639,424. The Company's total Liabilities and members' equity was $8,952,391, Liabilities totaled $4,802,839 and $4,149,552 of equity owned by the Investors.

Leverage

Per the Offering Circular, the Company might borrow money to invest in Projects, depending on the circumstances at the time. It states that if the Company needs to move quickly on a Project and has not yet raised enough capital through the Offering, it might make up the shortfall through borrowing. The Manager will make this decision on an as-needed basis.

On October 5, 2020, the Company entered into a third-party Credit Agreement ("Loan"), as an Additional Obligor, with Lattice Energea Global Revolver I, LLC ("Lender"), which is unaffiliated with the Manager. The Loan extends up to $5,000,000 of credit to the Company which can be used to construct Projects. After construction, the Loan converts into long-term project finance for a 10-year term. As of the date of this Offering Circular, the Company has used $4,553,001 from the line of credit to acquire and construct Projects.

On December 22, 2023, the parties amended the Loan to release the Manager and establish the sole borrower as Energea Portfolio 2 LLC. This included certain underlying projects as collateral: Iguatama, Pedra do Indaiá, Divinopolis II, Divinopolis III, and Micros.

Since the interest rate on the Loan is lower than the anticipated IRR of the Projects, we expect the Loan to lever returns to Investors while providing liquidity necessary to accelerate through construction to achieve distributions to Investors faster.

Liquidity and Capital Resources

We are dependent upon the net proceeds from the Offering to conduct our proposed investments. We will obtain the capital required to purchase new Projects and conduct our operations from the proceeds of the Offering and any future offerings we may conduct, from secured or unsecured financings from banks and other lenders, from short term advances from the Manager and from undistributed funds from our operations. As of June 30, 2023, the Company had $796,350.00 of cash on hand and equivalents, which will be used to pay for the remaining costs of constructing the Pedra do Indaia Project and to make progress on the construction of the Divinopolis II and Divinopolis III Projects. As we raise capital from this Offering, we expect to commence the Araxá I Project and the Araxá II Project in 2024. To the extent that capital raised from the Offering is insufficient to construct the Projects, we may borrow additional capital from the Lender to make up the difference.

Method of Accounting

The compensation described in this section was calculated using the accrual method in accordance with GAAP rules.

Directors, Executive Officers & Significant Employees

Names, Positions, Etc.

The Company itself has no officers or employees. The individuals listed below are the Managing Partners, Executive Officers, and Significant Employees of Energea Global, the Manager of the Company.

Name	Position with Manager	Age	Term of Office	Approximate Hours Per Week If Not Full Time (1)
Executive Officers
Mike Silvestrini	Managing Partner	43	01/01/2017 - Pres	Full Time
Gray Reinhard	Managing Partner	39	01/01/2020 - Pres will	Full Time

Significant Employees
Isabella Mendonça	General Counsel	32	10/02/2020 - Pres	Full Time
Arthur Issa	Financial Analyst	29	05/23/2018 - Pres	Full Time
Tyler Hurlburt	Director of Investment Relations	45	11/03/2020 - Pres	Full Time
Marta Coehlo	Controller	51	12/07/2018 - Pres	Full Time
Dave Rutty	Director of Construction	34	06/13/2022 - Pres	Full Time
Kathy Koser	Director of Compliance	43	08/01/2021 - Pres	Full Time

(1) The above listed employees do not record specific hours to each Company managed by Energea Global. Rather, the employees focus their full-time and energy to each project, portfolio, or process as needed. The Manager cannot estimate number of hours per week spent managing this or any particular Company as the employees are salaried. The work required to manage the Company and other companies managed by Energea Global changes from time to time depending on the number and frequency of Projects resulting from the amount they raise in each Offering. As the companies grow, dedicated staff are brought in to exclusively manage a specific company. As of October 19, 2023, there are no staff members exclusively dedicated to the Company and it is managed by the Manager's executive team and certain significant employees.

Family Relationships

Marta Coelho, the Manager's Controller, is the sister-in-law of Mike Silvestrini, the Managing Partner. There are no other family relationships among the executive officers and significant employees of the Manager.

Ownership of Related Entities

Energea Global, the Manager of the Company, is majority owned by Mike Silvestrini, a resident of Chester, Connecticut.

Energea Brazil, our affiliated Development Company in Brazil, is owned by Energea Global.

Business Experience

Mike Silvestrini

Mike is an accomplished professional with a strong commitment to renewable energy and environmental sustainability. He has played a key role in the development of over 500 solar projects across the United States, Brazil, and Africa, contributing to the global transition to clean energy.

Since 2017, Mike has been the Co-Founder & Managing Partner at Energea.

Since 2015, Mike has served as a Board Member of the Big Life Foundation, an organization dedicated to preserving over 1.6 million acres of wilderness in East Africa. Through community partnerships and conservation initiatives, Big Life protects the region's biodiversity and promotes sustainable practices.

From 2008 - 2017, Mike co-founded and served as the CEO of Greenskies Renewable Energy LLC, a leading provider of turnkey solar energy services. His expertise contributed to the development, financing, design, construction, and maintenance of solar projects across the United States. Notably, he was involved in solar installations on Target Corporation stores and distribution centers, as well as capped landfills throughout the northeast region of the U.S.

Mike's track record in renewable energy, his involvement in hundreds of solar projects worldwide, and his dedication to environmental sustainability position him as a driving force in the global effort to combat climate change.

Gray Reinhard

Gray is an experienced software engineer specializing in business intelligence tools across multiple industries. Early in Gray's career, he worked primarily in E-Commerce where he built and supported sites for over 20 brands including several Fortune 500 companies. From there, Gray moved into renewable energy where he developed the project management software for the country's largest commercial solar installer, Greenskies. This custom platform managed everything from sales and financing to the construction, maintenance, and performance monitoring of over 400 solar projects owned by the company.

Prior to joining Energea in January 2020, Gray served as the CTO of Dwell Optimal Inc. which assists businesses providing employees with travel accommodations.

Gray studied at Princeton University.

Isabella Mendonça

Isabella is a corporate lawyer with experience in cross-border M&A transactions and the drafting and negotiation of highly complex contracts and corporate acts in different sectors, such as energy, oil & gas and infrastructure. Isabella has previously worked as an attorney for Deloitte and Mayer Brown in Brazil, where she was an associate in the Energy Group, working in regulatory, contractual and corporate matters related to renewable energy project development.

From 2016 until she joined Energea, Isabella was an associate in the corporate and securities practice at Mayer Brown in the Rio de Janeiro office.

Isabella studied law at Fundacão Getulio Vargas, in Brazil and has a master's degree (LLM) from the University of Chicago.

Arthur Issa

Arthur Issa was one of the first employees at Energea, starting in May, 2018. Over the course of his career in Energea, has participated in the successful closing process of more than 100 MW worth of project installed capacity and their financial management, totaling an AUM of more than $100mm. Arthur is responsible for keeping track of all matters related to Corporate and Project Finance in Energea, through detailed financial modelling, reporting and cash flow management, maximizing efficiency in the company's decision-making process with reliable analytics Arthur has a B.S. in Production Engineering from University Candido Mendes in Rio de Janeiro, Brazil.

Tyler Hurlburt

From 2006 until he joined the Energea team, Tyler Hurlburt was a licensed Wealth Manager at Fortune 500 firms including Ameriprise, Prudential, Wells Fargo and TIAA. Tyler managed over $500M in client's assets in previous role at TIAA. He has over 20 years' experience within the financial service industry, as well as extensive experience in portfolio management, risk mitigation, tax, and estate planning. Tyler holds a MBA with honors from Saint Joseph's University.

Marta Coehlo

Since its inception in 2018, Marta Coelho has served as the Controller at Energea, bringing with her a wealth of experience and expertise in finance and accounting. As the Global Controller, Marta plays a crucial role in managing all financial aspects, including account management, taxation, and audits, for Energea's diverse range of operating entities and projects across Africa, Brazil, and the USA.

Dave Rutty

Dave is a highly experienced electrician with over 12 years of expertise in building and maintaining solar projects. At Energea, he plays a vital role in overseeing construction and maintenance processes across all markets. Dave's extensive experience brings a culture of expertise, meticulousness, and safety to our emerging markets.

From 2020 to 2022, Dave served as a Managing Partner at SRES, a solar contracting company based in the northeastern U.S. Prior to that, Dave was served as the Vice President of Operations and Maintenance at Greenskies Renewable Energy LLC.

Kathy Koser

Kathy is a pivotal manager at Energea, overseeing insurance, compliance, and human resources with exceptional skill. Kathy expertly evaluates insurance needs, formulates comprehensive policies, and collaborates with external providers to secure optimal coverage. Her deep understanding of compliance, particularly regarding Regulation A Tier II offerings, strengthens Energea's adherence to regulatory requirements. Additionally, Kathy's effective human resources management fosters a positive work environment, promoting productivity and employee satisfaction.

From 2018 to 2021, Kathy was an account associate and executive assistant for the sales team at RoomReady, an AV and technology services company.

Legal Proceedings Involving Executives and Directors

Within the last five years, no Director, Executive Officer, or Significant Employee of the Company has been convicted of, or pleaded guilty or no contest to, any criminal matter, excluding traffic violations or other minor offenses.

Within the last five years, no Director, Executive Officer, or Significant Employee of the Company, no partnership of which an Executive Officer or Significant Employee was a general partner, and no corporation or other business association of which an Executive Officer or Significant Employee was an executive officer, has been a debtor in bankruptcy or any similar proceedings.

Other Solar Energy Funds

Energea Global, the Manager of the Company, is also the manager of two other funds formed to acquire and operate solar power projects:

·	Energea Portfolio 3 Africa LLC ("Portfolio 3"), which was formed to acquire and operate projects with located in Africa.

·	Energea Portfolio 4 USA LLC ("Portfolio 4"), which was formed to acquire and operate projects located in the United States.

Each company is conducting an offering under Regulation A. The current status of these offerings, as of the date of this offering circular, is below:

	Energea Portfolio 3 Africa LLC	Energea Portfolio 4 USA LLC
Date of Initial Qualification	08/2/2021	07/01/2021
Maximum Offering Amount	$75,000,000	$75,000,000
Raised Through 12/26/23	$2,577,293.75	$2,911,945.62
Solar Projects Acquired	Eleven	Four

Compensation of Directors and Executive Officers

Overview

Our Manager is compensated as follows:

·	They receive fees and other compensation, including for services provided;

·	They may invest alongside Investors and, if so, will receive the same distributions as Investors;

·	They receive the Promoted Interest; and

·	They receive interest on loans to the Company.

The Company itself does not have any employees or payroll. The executive officers and employees of our Manager are compensated directly by the Manager from the fees and Promoted Interest paid to the Manager by the Company.

Fees and Other Compensation

Type of Fee	Description
Reimbursement of Offering Expenses
The Company must reimburse the Manager for expenses the Manager incurs in connection with the Offering before the Offering Circular is qualified by the Securities and Exchange Commission.

As of the date of this offering circular, we estimate that those expenses will be approximately $60,000.

Asset Management Fees	The Manager will charge the Company a monthly asset management fee equal to 0.167% of the aggregate capital that has been invested into the Company.

Developer Fees
The Manager might originate and develop Projects that are acquired by the Company. If so, the Manager shall be entitled to compensation that is no greater than 5.0% of the Project's cost.

The amount of the developer fee will depend on the number of Projects the Manager develops for the Company and their cost. We cannot make a reasonable estimate at this time.

Interest on Loans
The Manager might lend to the Company to fund the acquisition or investment in Projects or for other purposes. Such a loan will bear interest at market rates.

The amount of interest will depend on the amount and term of any such loans.

O&M and Credit Management Services
Energea Brazil provides O&M and Credit Management services to the Projects owned by the Company. After an extensive search to identify third parties to provide these services, the Manager concluded that the nascent solar market in Brazil lacked cost-effective and experienced options for these tasks. Energea Brazil, on the other hand, agreed to provide these services at prices that were lower than those offered through the competitive search process and has extensive experience providing these services to hundreds of projects across the U.S. and in multiple global markets.

Co-Investment

The Manager and its affiliates might purchase Class A Investor Shares. If so, they will be entitled to the same distributions as other Investors. If such investment is made to facilitate the Company's acquisition of or investment in Projects before there are sufficient offering proceeds, the Manager will be entitled to redeem its Class A Investor Shares from additional offering proceeds as they are raised.

Promoted Interest

As described in "Calculating Distributions", the Manager is entitled to receive certain distributions from the Company that we refer to as the Manager's "Promoted Interest." How much money the Manager ultimately receives as a Promoted Interest depends on several factors, including:

·	The total returns the Company is able to achieve;

·	When those returns are achieved;

·	When the Company distributes money to Investors; and

·	The amount of expenses the Company incurs.

Reporting Compensation to Investors

No less than once per year, the Company will provide Investors with a detailed statement showing:

·	The fees paid to the Manager and its affiliates; and

·	Any transactions between the Company and the Manager or its affiliates.

In each case, the detailed statement will describe the services performed and the amount of compensation paid.

Stages of Development

The stages of the Company's organization, development, and operation, and the compensation paid by the Company to the Manager and its affiliates during each stage, are as follows:

Stage of Company	Compensation
Organization of Company	· Reimbursement of Expenses

Acquisition of Projects	· Asset Management Fee
· Developer Fee
· Interest on Loans

Operation of Projects	· Asset Management Fee
· Promoted Interest
· O&M and Credit Management Service Fees

Sale of Projects	· Asset Management Fee
· Promoted Interest

Security Ownership of Manager and Certain Securityholders

The individuals named below, as well as other employees of the Manager may own Class A Investor Shares that they purchased privately through the Platform in the same manner as any Investor.

The following table sets forth the approximate beneficial ownership of our Class A Investor Shares as of December 26, 2023, for each person or group that holds more than 10.0% of our Class A Investor Shares, and for each director and executive officer of our Manager and for the directors and executive officers of our Manager as a group.

Name of Beneficial Owner (1)(2)	Number of Shares Beneficially Owned	Amount and Nature of Beneficial Ownership Acquirable	Percent of All Shares
Energea Global LLC	374,333	N/A	2.6284%
Michael Silvestrini	159,273(3)	N/A	1.1183%
Christopher Sattler	113,386(3)	N/A	0.7961%
Gray Reinhard	322	N/A	0.0023%
All directors and executive officers of our Manager as a group (3 persons)	272,981	N/A	1.9167%
	-		-

(1)
Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(2)	Each listed beneficial owner, person or entity has an address in care of our principal executive offices at 52 Main Street, Chester, CT 06412.

(3)
Includes shares beneficially owned by Energea Global LLC, under the control of its Class A Shareholders. Notably, Michael Silvestrini and Chris Sattler, as the largest principal shareholders, hold 40.15% and 30.29% of the shares, respectively.

Interest of Management and Others in Certain TransactionS

The Company might enter into other transactions with related parties. If so, any compensation paid by the Company to the related party shall be (i) fair to the Company, and (ii) consistent with the compensation that would be paid to an unrelated party.

By "related party" we mean:

·	The Manager or a subsidiary of the Manager (i.e. Energea Brazil);

·	Any director, executive officer, or significant employee of the Company or the Manager;

·	Any person who has been nominated as a director of the Company or the Manager;

·	Any person who owns more than 10% of the voting power of the Company or the Manager; and

·	An immediate family member of any of the foregoing.

As of the date of this offering circular, the Company (or its SPE subsidiaries) has (or intends to) enter into the following types of transactions with related parties:

·
Energea Brazil - Project Maintenance Contract: Energea Brazil provides operations and maintenance services to each of the SPEs. These services are detailed in the Project Maintenance Contract (see "Summary of Supporting Contracts").

Energea Brazil - Credit Management Agreement: Each Project produces energy credits. To convert those energy credits into revenue, the SPE must hire a service provider to onboard Subscribers and administrate the allocation of energy to each Subscriber on a monthly basis. These services are performed by Energea Brazil under the terms and conditions set forth in a Credit Management Agreement (see "Summary of Supporting Contracts").

·
Energea Global - Credit Advance: The Company has entered into several credit advances with the Manager to accelerate the availability of capital needed to make certain small payments. These amounts are recorded as do-to/do-from transactions and no interest is charged to the Company for these advances.

Contracts Currently Signed or Expected to be Signed with Related Parties

Project	Related Party	Contract	Date Signed
Iguatama	Energea Brazil	Project Maintenance Contract	August 22, 2023
	Energea Brazil	Credit Management Agreement	Not Yet Signed

Pedra do Indaiá	Energea Brazil	Project Maintenance Contract	Not Yet Signed
	Energea Brazil	Credit Management Agreement	Not Yet Signed

Divinopolis II	Energea Brazil	Project Maintenance Contract	Not Yet Signed
	Energea Brazil	Credit Management Agreement	Not Yet Signed

Divinopolis III	Energea Brazil	Project Maintenance Contract	Not Yet Signed
	Energea Brazil	Credit Management Agreement	Not Yet Signed

Micros I	Energea Brazil	Project Maintenance Contract	Not Yet Signed
	Energea Brazil	Credit Management Agreement	Not Yet Signed

Securities Being Offered: the Class A Investor Shares

Description of Securities

The Company is offering up to $50,000,000 of Class A Investor Shares, which represents the value of the Class A Investor Shares available to be offered as of the date of this offering circular out of the rolling 12-month maximum offering amount of $75.0 million. All of the rights and obligations associated with the Class A Investor Shares are set forth in:

·	The LLC Agreement, which can be found here; and

·	The Authorizing Resolution, which can be found here.

Price of Class A Investor Shares

The fixed price of Class A Investor Shares was determined by calculating the Net Asset Value ("NAV") of the Company and dividing the NAV by the total number of outstanding shares. The NAV is calculated as the Net Present Value ("NPV") of the Estimated Net Operating Income ("Estimated NOI") of the Company.

The Estimated NOI calculation begins with an estimation of revenue. Since the Company currently does not have any Contracts for the Sale of Environmental Commodities and since we do not anticipate the sale of any Project, revenue comes from Solar Leases. We estimate monthly energy produced by each Project using predictive software called PVsyst. PVsyst is a vital tool in the solar industry for designing and simulating the performance of photovoltaic systems. Its comprehensive features enable precise predictions of solar power generation ("kWh"), considering a wide range of variables and site-specific conditions. To estimate monthly revenue for each Project, the energy rate described in the Solar Lease ("Energy Rate") is multiplied by kWh throughout the term of the Solar Lease.

We then deduct all of the expected operating expenses at the SPE and Company level (see "Our Operating Costs and Expenses") from the revenue. These expenses are fairly easy to estimate as they are either consistent and predictable (like a bank fee) or fixed by contract (like a Project Maintenance Contract). By subtracting the estimated operating costs and expenses from the estimated revenue, we establish a monthly Estimated NOI. We then use an XIRR calculation to compute the NPV of that Estimated NOI using the Project's IRR as the discount rate in the NPV equation. For example, if the Estimated NOI would result in a 12% IRR, we use 12% as the discount rate when calculating the NPV of the Estimated NOI.

Therefore, the NPV of the Estimated NOI using the IRR as the discount rate establishes the NPV of the Company. When we divided the NPV of the company by the number of outstanding Class A Investor Shares, we arrive at a price per share.

Voting Rights

Investors will have no right to vote or otherwise participate in the management of the Company. Instead, the Company will be managed by the Manager exclusively.

Limited Liability Company Agreement

The Company is governed by a Limited Liability Company Agreement dated April 29, 2020 (the "LLC Agreement"). A copy of the LLC Agreement can be found here. The Class A Investor Shares being offered were created by the Manager under an Authorizing Resolution pursuant to section 3.1 of the LLC Agreement. A copy of the Authorizing Resolution can be found here.

The LLC Agreement was subsequently amended on December 3, 2020 (the "Amendment"). The Amendment allows the Manager to pledge its shares in the Company as collateral for a debt facility used by the Company to lever returns and provide liquidity necessary to complete the construction of Projects in a timely manner. The Amendment also allows the Lender to replace the Manager in the event the Company defaults under the terms of the Loan (see below).

The LLC Agreement establishes Energea Global LLC, a Delaware limited liability company, as the Manager.

Summary of LLC Agreement and Authorizing Resolution

The following summarizes some of the key provisions of the LLC Agreement and the Authorizing Resolution. This summary is qualified in its entirety by the LLC Agreement itself, a copy of which can be found here, and by the Authorizing Resolution itself, a copy of which can be found here.

Formation and Ownership

The Company was formed in Delaware on January 13, 2020, pursuant to the Delaware Limited Liability Company Act.

Under the LLC Agreement, ownership interests in the Company are referred to as "Shares," while the owners, are referred to as "Investor Members."

Shares and Ownership

The Manager adopted the Authorizing Resolution to create the Class A Investor Shares. Any Investor who buys Class A Investor Shares in the Offering will be an "Investor Member" under the LLC Agreement.

The interests in the Company are denominated by 501,000,000 "Shares". The Manager may further divide the 500,000,000 Investor Shares into one or more series, by adopting one or more authorizing resolutions.

The Class A Investor Shares will be owned by Investors and are the subject of this Offering. By adopting other authorizing resolutions, the Manager may create, offer, and sell other series of Investor Shares in the future, which could have rights superior to the rights of the Class A Investor Shares.

Management

The Manager has complete discretion over all aspects of the business conducted by the Company. For example, the Manager may (i) create classes of Investor Shares with such terms and conditions as the Manager may determine in its sole discretion; (ii) issue Shares to any person for such consideration as the Manager maybe determine in its sole discretion, and admit such persons to the Company as Investor Members; (iii) engage the services of third parties to perform services on behalf of the Company; (iv) enter into one or more joint ventures; (v) purchase, lease, sell, or otherwise dispose of real estate and other assets, in the ordinary course of business or otherwise; (vi) enter into leases and any other contracts of any kind; (vii) incur indebtedness on behalf of the Company, whether to banks or other lenders; (viii) determine the amount of the Company's Available Cash and the timing and amount of distributions to Members; (ix) determine the information to be provided to the Members; (x) grant mortgages, liens, and other encumbrances on the Company's assets; (xi) make all elections under the Code and the provisions of State and local tax laws; (xiii) file a petition in bankruptcy; (xiv) discontinue the business of the Company; and (xv) dissolve the Company.

Investors who purchase Class A Investor Shares will not have any right to vote on any issue other than certain amendments to the LLC Agreement, or to remove the Manager.

The Manager can be removed for "cause" under a procedure set forth in section 5.6 of the LLC Agreement.

The term "cause" includes:

·	An uncured breach of the LLC Agreement by the Manager; or

·	The bankruptcy of the Manager; or

·	Certain misconduct on the part of the Manager, if the individual responsible for the misconduct is not terminated.

A vote to remove the Manager for cause must be approved by Investor Members owning at least seventy five percent (75%) of the outstanding Class A Investor Shares. Whether "cause" exists would then be decided in arbitration proceedings conducted under the rules of the American Arbitration Association, rather than in a court proceeding.

These provisions are binding on every person who acquires Class A Investor Shares, including those who acquire Class A Investor Shares from a third party, i.e., not from the Company.

Exculpation and Indemnification of Manager

The LLC Agreement protects the Manager and its employees and affiliates from lawsuits brought by Investors. For example, it provides that the Manager will not be liable to the Company for mistakes, errors in judgment, or other acts or omissions (failures to act) as long as the act or omission was not the result of the Manager's fraud or willful misconduct under the LLC Agreement. This limitation on the liability of the Manager and other parties is referred to as "exculpation."

The LLC Agreement also requires the Company to indemnify (reimburse) the Manager, its affiliates, and certain other parties from losses, liabilities, and expenses they incur in performing their duties. For example, if a third party sues the Manager on a matter related to the Company's business, the Company would be required to indemnify the Manager for any losses or expenses it incurs in connection with the lawsuit, including attorneys' fees. However, if it is judicially determined that such Manager is not entitled to be exculpated under the standard described in the preceding paragraph by the LLC Agreement, such Manager shall promptly reimburse the Company for any reimbursed or advanced expenses.

Notwithstanding the foregoing, no exculpation or indemnification is permitted to the extent such exculpation or indemnification would be inconsistent with the requirements of federal or state securities laws or other applicable law.

The detailed rules for exculpation and indemnification are set forth in section 6.2 of the LLC Agreement.

Obligation to Contribute Capital

Once an Investor pays for his, her, or its Class A Investor Shares, he, she, or it will not be required to make any further contributions to the Company. However, if an Investor has wrongfully received a distribution, he, she, or it might have to pay it back.

Personal Liability

No Investor will be personally liable for any of the debts or obligations of the Company.

Distributions

The manner in which the Company will distribute its available cash is described in "Securities Being Offered - Calculating Distributions".

Transfers and First Right of Refusal

In general, Investors may freely transfer their Class A Investor Shares. However, if an Investor wants to sell Class A Investor Shares, the Investor may only offer the Class A Investor Shares to the Manager via the Platform. The Manager generally has a first right of refusal to purchase Class A Investor Shares pursuant to Article 8 of the LLC Agreement.

Death, Disability, Etc.

If an Investor who is a human being (as opposed to an Investor that is a legal entity) should die or become incapacitated, the Investor or his, her or its successors will continue to own the Investor's Class A Investor Shares.

Fees to Manager and Affiliates

The Company will pay certain management fees and other fees to the Manager, as summarized in "Compensation of Directors and Executive Officers".

Mandatory Redemptions

The Manager may require an Investor to sell his, her, or its Class A Investor Shares back to the Company:

·
If the Investor is an entity governed by the Employee Retirement Income Security Act of 1974, Code section 4975, or any similar Federal, State, or local law, and the Manager determines that all or any portion of the assets of the Company would, in the absence of the redemption, more likely than not be treated as "plan assets" or otherwise become subject to such laws.

·	If the Manager determines that the Investor has engaged in certain misconduct described in the LLC Agreement.

If an Investor's Class A Investor Shares are purchased by the Company as provided above, the price will be equal to 90% of the then-current value of such Class A Investor Shares as determined by the Company in accordance with the Financial Model.

The purchase price will be paid by wire transfer or other immediately available funds.

"Drag-Along" Right

If the Manager wants to sell the business conducted by the Company, it may affect the transaction as a sale of the Project owned by the Company or as a sale of all the Shares in the Company. In the latter case, Investors will be required to sell their Class A Investor Shares as directed by the Manager, receiving the same amount they would have received had the transaction been structured as a sale of assets.

Electronic Delivery

All documents, including all tax-related documents, will be transmitted by the Company to Investors via email and/or through the Platform.

Amendment

The Manager may amend the LLC Agreement unilaterally (that is, without the consent of anyone else) for a variety of purposes, including to:

·	Cure ambiguities or inconsistencies in the LLC Agreement;

·	Add to its own obligations or responsibilities;

·	Conform to this Offering Circular;

·	Comply with any law;

·	Ensure that the Company isn't treated as an "investment company" within the meaning of the Investment Company Act of 1940;

·	Do anything else that could not reasonably be expected to have, an adverse effect on Investors

An amendment that has, or could reasonably be expected to have, an adverse effect on Investors, requires the consent of the Manager and Investors holding a majority of the Class A Investor Shares.

An amendment that would require an Investor to make additional capital contributions, delete or modify any amendments listed in Section 11.3 of the LLCA or impose personal liability on an Investor requires the consent of the Manager and each affected Investor.

Information Rights

Within a reasonable period after the end of each fiscal year of the Company, the Manager will provide Investors with (i) a statement showing in reasonable detail the computation of the amount distributed, and the manner in which it was distributed (ii) a balance sheet of the Company, (iii) a statement of income and expenses, and (iv) such additional information as may be required by law. The financial statements of the Company need not be audited by an independent certified public accounting firm unless the Manager so elects or the law so requires.

As a "tier 2" issuer under Regulation A, the Company will also be required to provide investors with additional information on an ongoing basis, including annual audited financial statements, annual reports filed on SEC Form 1-K, semiannual reports filed on SEC Form 1-SA, special financial reports filed on SEC Form 1-K, and current reports on SEC Form 1-U. If, however, our Class A Investor Shares are held "of record" by fewer than 300 persons, these reporting obligations could be terminated.

A Member's right to see additional information or inspect the books and records of the Company is limited by the LLC Agreement.

Distributions in Liquidation

Distributions made in liquidation of the Company will be made in the manner described "Calculating Distributions", depending on whether the distributions consist of ordinary operating cash flow or net capital proceeds.

Preemptive Rights

The holders of the Class A Investor Shares will not have preemptive rights. That means that if the Company decides to issue securities in the future, the holders of the Class A Investor Shares will not have any special right to buy those securities.

Liability to Make Additional Contributions

Once an Investor pays for his, her, or its Class A Investor Shares, the Investor will have no obligation to make further contributions to the Company. However, there could be circumstances where an Investor who has received distributions with respect to his, her, or its Class A Investor Shares is required to return part or all of the distribution.

Withholding

In some situations, the Manager might be required by law to withhold taxes and/or other amounts from distributions made to Investors. The amount we withhold will still be treated as part of the distribution. For example, if we distribute $100 to an Investor and are required to withhold $10 in taxes, for our purposes the Investor will be treated as having received a distribution of $100 even though only $90 was deposited in the Investor's bank account.

No Guarantee

The Company can only distribute as much money as the Company has available for distributions. There is no guarantee that the Company will have enough money, after paying expenses, to distribute enough to pay a positive return to Investors or even to return all their invested capital.

Limited Right of Redemption

There is a mandatory three-year investment hold period applied to all purchases of Class A Investor Shares. This period is integral to our operational strategy, enabling the effective management of cash flows dedicated to funding our Projects while simultaneously optimizing returns for all Investors. Upon the conclusion of this three -year term, Investors will have the option to list their shares for sale directly on the Platform. Subsequently, all newly acquired investments will be allocated to fulfill sell requests.

However, we acknowledge that life's unpredictability may necessitate deviations from established plans. Hence, we offer investors the option to divest their shares prior to the end of the three-year hold period, subject to a 5% penalty assessed on the fixed share price at the time of the redemption request. This provision underscores our commitment to providing flexibility and liquidity to investors confronting unforeseen circumstances while ensuring the overall stability of the Company.

Upon receipt of a redemption request, via the Platform, the Manager shall use commercially reasonable efforts to arrange for the purchase, although there is no guaranty that the necessary funds will be available or that a buyer can be found. If the Manager is not able to purchase or arrange for the purchase of the Class A Investor Shares, the Investor may either rescind or maintain the request.

We note that any shares awarded after submitting your redemption request will not be included in the redemption request. Additionally, any promotional share bonuses earned from the Energea referral program after your request is submitted will also not be included in this redemption request. If you wish to redeem additional shares earned after submitting your request, you will need to submit another redemption request once the bonus share transaction has settled.

When you request to sell your shares, we will prioritize the sale of shares on a first-requested, first-sold basis. However, to safeguard the entire Energea investor community, we may pause the sale of investor shares and prioritize the sale of natural shares during periods where selling investor shares could potentially impact the overall performance of the portfolio. Such situations may arise when capital is required to complete a project, and selling shares would cause construction delays.

Under normal market conditions, we strive to facilitate regular share sales for investors. However, during periods of extreme economic uncertainty or sudden downturns, we reserve the right to temporarily suspend or limit the sale of shares in order to protect the interests of all Investors.

For additional context, below are the terms and conditions of the limited right of redemption currently being offered by the Company on the Platform:

Please be aware that any liquidity events will be reported to the Internal Revenue Service and may be subject to taxation. The Manager does not provide tax advice, so if an Investor has questions regarding the potential tax consequences of redeeming their shares, we recommend consulting a financial advisor or tax professional before proceeding.

In seeking to accommodate a request of redemption from an Investor, the Manager is not required to do any of the following:

·	Buy the Class A Investor Shares for its own account;

·	Contribute money to buy the Class A Investor Shares;

·	Borrow money or dispose of assets; or

·	Take any other action the Manager believes would be adverse to the interests of the Company, itself or its other Investors.

If an Investor's Class A Investor Shares are purchased pursuant to a redemption request, the price will be determined by the Financial Model.

If more than one Investor asks the Manager to purchase or arrange for the purchase of Class A Investor Shares, the Manager will consider the requests in the order received.

Rights of Common Shares

Immediately following the Offering the Company will have two classes of securities outstanding: Class A Investor Shares and Common Shares. Investors will own all the Class A Investor Shares while the Manager will own all the Common Shares. The principal rights associated with the Common Shares are as follows:

·	Distributions: As the holder of the Common Shares, the Manager will be entitled to the distributions described above.

·	Voting Rights: The Common Shares will have no voting rights per se. However, the Manager, in its capacity as the manager of the Company, will control the Company.

·	Obligation to Contribute Capital: Holders of the Common Shares will have no obligation to contribute capital to the Company.

·	Redemptions: Holders of the Common Shares will have no right to have Common Shares.

How To Invest

To buy Class A Investor Shares, go to the Platform and follow the instructions. You will be asked for certain information about yourself, including:

·	Your name and address

·	Your email address

·	Your social security number (for tax reporting purposes)

·	Whether you are an "accredited investor"

·	If you not an accredited investor, your income and net worth

You will also be asked to sign an Investment Agreement, a copy of which is available here.

The minimum investment is $100. You will pay for your Class A Investor Shares using one of the options described on the Platform.

The information you submit, including your signed Investment Agreement, is called your "subscription." The Manager will review your subscription and decide whether to accept it. The Manager has the right to accept or reject subscriptions in our sole discretion, for any reason or for no reason.

When you invest, your money will be held in an escrow account with a third party until your subscription is reviewed and the Manager decides whether to accept it. When and if the Manager confirms that your subscription is complete and decided to accept your subscription, the Manager will release your money from the escrow account to the Company.

Once the Manager has accepted your subscription, you will be notified by email and the investment process will be complete. The Manager will also notify you by email if it does not accept your subscription, although it might not explain why.

You will not be issued a paper certificate representing your Class A Investor Shares.

Anyone can buy Class A Investor Shares. The Manager does not intend to limit investment to people with a certain income level or net worth, although there are limits on how much non-accredited investors may invest in this Offering.

Limit On The Amount A Non-accredited Investor Can Invest

As long as an Investor is at least 18 years old, they can invest in this Offering. But if the Investor not an "accredited" investor, the amount they can invest is limited by law.

Under 17 CFR §230.501, a regulation issued by the Securities and Exchange Commission, the term "accredited investor" means:

·
A natural person who has individual net worth, or joint net worth with the person's spouse, that exceeds $1 million at the time of the purchase, excluding the value of the primary residence of such person;

·
A natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year;

·	A trust with assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person;

·	A business in which all the equity owners are accredited investors;

·
An employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5 million;

·	A bank, insurance company, registered investment company, business development company, or small business investment company;

·	A charitable organization, corporation, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets exceeding $5 million; and

·	A director, executive officer, or general partner of the company selling the securities, or any director, executive officer, or general partner of a general partner of that issuer.

If the Investor falls within any of those categories, then the Investor can invest any amount permitted on the Platform. If the Investor does not fall within any of those categories, then the most they can invest in this Offering is the great of:

·	10% of their annual income; or

·	10% of their net worth.

These limits are imposed by law, not by the Company.

The Company will determine whether an Investor is accredited when he, she, or it creates an account on the Platform.

Additional Information

We have filed with the SEC an offering statement under the Securities Act on Form 1-A regarding this offering. This offering circular, which is part of the offering statement, does not contain all the information set forth in the offering statement and the exhibits related thereto filed with the SEC, reference to which is hereby made. Upon the qualification of the offering statement, we will be subject to the informational reporting requirements that are applicable to Tier 2 companies whose securities are qualified pursuant to Regulation A, and accordingly, we will file annual reports, semi-annual reports and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, information statements and other information regarding issuers that file with the SEC.

The information incorporated by reference herein is an important part of the offering statement and this offering circular. The following documents previously filed with the SEC are incorporated by reference into the offering statement and this offering circular:

·	our Current Reports for 2023 on Form 1-U filed with the SEC on January 6, 2023, February 1, 2023, February 9, 2023, June 30, 2023

·	the Company's Annual Report for the fiscal year ended December 31, 2022 on Form 1-K

·	the Company's Semi-Annual Report for the semi-annual period ended June 30, 2023 on Form 1-SA

You may review these filings on our website and may also request a copy of these filings at no cost, by contacting us at:

ENERGEA PORTFOLIO 2 LLC
52 Main Street
Chester, CT 06412
www.energea.com
(860)-316-7466

So long as we remain subject to the periodic reporting requirements of Regulation A, within 120 days after the end of each fiscal year we will file on the SEC's EDGAR website an annual report on Form 1-K. The annual report will contain audited financial statements and certain other financial and narrative information that we are required to provide to investors.

We also maintain a website at www.energea.com, where there may be additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this offering circular.

Independent Auditors Report

To the Members of
Energea Portfolio 2 LLC

Opinion
We have audited the accompanying consolidated financial statements of Energea Portfolio 2 LLC (the "Company"), which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive loss, changes in members' equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Energea Portfolio 2 LLC as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditors' Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Change in Accounting Principle
As described in Note 1 to the financial statements, the Company changed its method of accounting for leases in 2022 as required by the provisions of FASB Accounting Standards Update Number 2016-02. Our opinion is not modified with respect to that matter.

Responsibilities of Management for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditors' Responsibilities for the Audit of the Consolidated Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors' report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:
•       Exercise professional judgment and maintain professional skepticism throughout the audit.
•       Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•       Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
•       Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•       Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.
Hartford, Connecticut
May 1, 2023

Consolidated Balance Sheet

For the years ended December 31, 2022, and 2021

	2022	2021
Assets
Current assets:
Cash and cash equivalents	$ 1,237,923	$ 1,073,640
Accounts receivable	174,061	-
Prepaid expenses and other current assets	55,577	142
Loan receivable, related party	64,651	54,939
Total current assets	1,532,212	1,128,721

Property and equipment, net
Property and equipment	2,457,753	-
Construction in progress	4,357,702	4,559,595
Total property and equipment	6,815,455	4,559,595
Less accumulated depreciation	34,700	-
Total property and equipment, net	6,780,755	4,559,595

Other noncurrent assets:
Operating lease right-of-use assets	629,475	-
Due from related party	9,949	-
Total other noncurrent assets	639,424	-

Total assets	$ 8,952,391	$ 5,688,316

Liabilities and members' equity
Current liabilities:
Accounts payable and accrued expenses	$ 80,038	$ 402,998
Operating lease liabilities, current portion	1,976	-
Due to related party	1,255	2,421
Total current liabilities	83,269	405,419

Non-current liabilities:
Operating lease liabilities, long-term portion	644,569	-
Line of credit note payable	4,075,001	3,675,000
Total current liabilities	4,719,570	3,675,000

Total liabilities	4,802,839	4,080,419

Members' equity
Total shares and accumulated deficit	4,412,778	1,758,868
Total accumulated other comprehensive loss	(263,226)	(150,971)

Total members' equity	4,149,552	1,607,897

Total liabilities and members' equity	$ 8,952,391	$ 5,688,316

Consolidated Statements of Operations and Comprehensive Loss

For the years ended December 31, 2022, and 2021

	2022	2021

Revenue	$ 40,051	$ -

Portfolio operating expenses:
Professional fees	45,366	19,389
Advertising and marketing	4,848	-
Software subscription	2,443	11,679
Taxes	4,951	44,132
Other general and administrative expenses	40,261	25,817
Total portfolio operating expenses	97,869	101,017

Projects operating expenses:
Professional fees	1,994	146
Travel	3,423	8,156
Taxes	87,036	-
Operation and Maintenance	3,143	-
Other general and administrative expenses	39,877	4,859
Total projects operating expenses	135,473	13,161

Loss from operations	(193,291)	(114,178)

Other income/(expense):
Realized foreign currency loss	(2,266)	-
Gain on sale of projects	-	56,172
Financing administrative fees	(4,000)	(22,567)
Depreciation	(34,700)
Interest income	10,413	1,845
Interest expense	(63,116)	-
Miscellaneous expense	(469)	-
Total other income/(expense)	(94,138)	35,450

Net loss	(287,429)	(78,728)

Other comprehensive loss
Unrealized foreign currency exchange loss	(112,255)	(137,511)

Comprehensive loss	$ (399,684)	$ (216,239)

Consolidated Statements of Changes in Members Equity

For the years ended December 31, 2022, and 2021

	Common Shares		Investor Shares		Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Members' Equity
	Shares	Amount	Shares	Amount

Members' equity, December 31, 2020	1,000,000	$ -	438,150	$ 392,763	$ (146,194)	$ (13,460)	$ 233,109

Issuance of investor shares	-	-	2,370,691	1,887,167	-	-	1,887,167
Non-dividend distributions	-	-	-	-	(296,140)	-	(296,140)
Net loss	-	-	-	-	(78,728)	-	(78,728)
Unrealized foreign currency translation loss	-	-	-	-	-	(137,511)	(137,511)

Members' equity, December 31, 2021	1,000,000	-	2,808,841	2,279,930	(521,062)	(150,971)	1,607,897

Issuance of investor shares, net of stock issuance costs of $138,384	-	-	4,091,954	3,150,840	-	-	3,150,840
Non-dividend distributions	-	-	-	-	(210,340)	-	(210,340)
Net loss	-	-	-	-	(287,429)	-	(287,429)
Cumulative translation adjustment	-	-	-	-	839	-	839
Unrealized foreign currency translation loss	-	-	-	-	-	(112,255)	(112,255)

Members' equity, December 31, 2022	1,000,000	$ -	6,900,795	$ 5,430,770	$ (1,017,992)	$ (263,226)	$ 4,149,552

Consolidated Statements of Cash Flow

For the years ended December 31, 2022, and 2021

	2022	2021

Cash flows from operating activities:
Net loss	$ (287,429)	$ (78,728)
Depreciation	34,700	-
Non-cash lease expense	14,465
Changes in assets and liabilities:		-
Accounts receivable	(178,118)
Prepaid expenses and other current assets	(55,463)	4,858
Loan receivable interest added to principal	(9,712)	(984)
Due from related party	6,655	-
Accounts payable and accrued expenses	(349,084)	305,972
Due to related party	(1,288)	(6,274)
Total cash flows from operating activities	(825,274)	224,844

Cash flows from investing activities:
Property and equipment	(2,312,202)	(4,029,798)
Loan receivable, related party	-	(54,001)
Total cash flows from investing activities	(2,312,202)	(4,083,799)

Cash flows from financing activities:
Advances on line of credit	400,000	2,256,725
Issuance of investor shares	3,150,840	1,887,167
Non-dividend distribution	(210,340)	(296,140)
Total cash flows from financing activities	3,340,500	3,847,752

Effect of exchange rate changes on cash	(38,741)	-

Increase in cash	164,283	(11,203)

Cash at the beginning of the period	1,073,640	1,084,843

Cash at the end of the period	$ 1,237,923	$ 1,073,640

Supplemental disclosure of non-cash activities:
Non-cash operating and investing activities:
Construction in progress in accounts payable	$ -	$ 345,644
Adoption of ASC No. 2016-02:
Operating lease right-of-use asset	$ 648,373	$ -
Operating lease liability	$ 648,373	$ -

Notes to Financial Statements

The accompanying notes are an integral part of the consolidated financial statements.

December 31, 2022 and 2021

Note 1: Organization, Operations and Summary of Significant Accounting Policies

Business organization and operations

Energea Portfolio 2 LLC is a Delaware Limited Liability Corporation formed to develop, own and manage a portfolio of renewable energy projects in Brazil. The consolidated financial statements include the accounts of Energea Portfolio 2 LLC and its wholly-owned Brazilian single purpose entities ("SPEs"): Energea Iguatama Aluguel de Equipamentos e Manutençao Ltda; Energea Pedra do Indaia Ltda; Energea Araxá I Ltda; Energea Araxá II Ltda; and Energea Divinopolis Ltda. During 2022, Energea Divinopolis III Ltda, Energea Formiga I Ltda, Energea Formiga II Ltda, Energea Diamantina II Ltda, Energea Itabapoana Ltda, Energea Naque Ltda Energea Micros I Ltda, Energea Corumbaiba Ltda and Energea Portfolio Holding Ltda were added (collectively, the "Company"). All intercompany transactions have been eliminated in consolidation. The Company and its day-to-day operations are managed by Energea Global LLC ("Manager"). The Company works in close cooperation with stakeholders, project hosts, industry partners and capital providers to produce best-in-class results.

The Company's activities consist principally of organization and pursuit costs, raising capital, securing investors and project development activity. The Company's activities are subject to significant risks and uncertainties, including the inability to secure funding to develop its portfolio. The Company's operations are funded by the issuance of membership interests and debt at the Company level. There can be no assurance that any of these strategies will be achieved on terms attractive to the Company. During 2021, the Company initiated a Regulation A Offering for the purpose of raising capital to fund ongoing project development activities. As of December 31, 2022 and 2021, the Company has invested in its thirteen and two projects, respectively. The Company is offering to sell interests designated as Investor Shares to the public up to $75,000,000. The initial price of the Investor Shares was $1.00 per share. Through December 31, 2022, the Company had raised total gross offering proceeds of $5,430,770, net of stock issuance costs of $138,384, from settled subscriptions resulting from the sale of 6,900,795 Investor Shares.

Basis of presentation

The consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

Use of estimates

The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statement. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits at commercial banks and short-term cash equivalents maturing within 90 days.

Capitalization and investment in project assets

A project has four basic phases: (i) development, (ii) financing, (iii) engineering and construction and (iv) operations and maintenance. During the development phase, milestones are created to ensure that a project is financially viable. Project viability is obtained when it becomes probable that costs incurred will generate future economic benefits sufficient to recover those costs.

Examples of milestones required for a viable project include the following:
  The identification, selection and acquisition of sufficient area required for a project;
  The confirmation of a regional electricity market;
  The confirmation of acceptable electricity resources;
  The confirmation of the potential to interconnect to the electric transmission grid;
  The determination of limited environmental sensitivity; and
  The confirmation of local community receptivity and limited potential for organized opposition.

All project costs are expensed during the development phase. Once the milestones for development are achieved, a project is moved from the development phase into the engineering and construction phases. Costs incurred in these phases are capitalized as incurred, included within construction in progress ("CIP"), and not depreciated until placed into commercial service. Once a project is placed into commercial service, all accumulated costs are reclassified from CIP to property and equipment and become subject to depreciation or amortization over a specified estimated life.

Property and Equipment

Property and equipment costs of projects completed and is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 20 to 30 years. Additions, renewals, and betterments that significantly extend the life of the asset are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred.

The Company reviews long-lived assets for impairment whenever events or circumstances indicate that the carrying value of such assets may not be fully recoverable. During the years ended December 31, 2022 and 2021, there was no impairment losses recognized for long-lived assets.

Revenue recognition

All of the SPE's have Project Rental Contracts. These agreements are with various Subscribers who will pay a monthly fee for the renewable energy upon completion of the projects. Projects are considered complete when they are tested, commissioned, interconnected to the grid and capable of producing electricity as designed. Revenue will be recognized as it is earned on a monthly basis. The agreements are in effect for twenty-five years from the completion date and are expected to have a combined gross revenue $168,863,666 from all projects when operational.

Comprehensive Loss

GAAP requires the reporting of "comprehensive loss" within general purpose financial statements. Comprehensive income/(loss) is comprised of two components, net income/(loss) and comprehensive income/(loss). For the years ended December 31, 2022 and 2021, the Company had foreign currency exchange losses relating to currency translation from Brazilian real to U.S. dollar reported as other comprehensive loss.

Income taxes

Effective January 1, 2021, the Company has elected to be taxed as a C-Corporation for Federal, State and local income tax reporting purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established to reduce deferred tax assets to the amount expected to be realized. As of December 31, 2022 and 2021, deferred taxes of approximately $159,712 and $76,444, respectively, have been fully reserved by a valuation allowance. Any income taxes currently due are not material to the consolidated financial statements for the year ended December 31, 2022 or 2021.

The Company also concluded that there are no uncertain tax positions that would require recognition in the consolidated financial statements. Interest on any income tax liability is reported as interest expense and penalties on any income tax liability are reported as income taxes. The Company's conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based upon ongoing analysis of tax laws, regulations and interpretations thereof, as well as other factors.

Leases

Adoption - ASU No. 2016-02, Leases (Topic 842) - The amendments in this update require lessees to recognize, on the balance sheet, assets and liabilities for the rights and obligations created by leases. The guidance was effective for the Company on January 1, 2022. The adoption requires either a modified retrospective transition where the lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented, or a cumulative effect adjustment as of the date of adoption. The Company adopted this new guidance on January 1, 2022 and as a result, the Company recorded a lease right-of-use asset and lease liability of $648,373 through a cumulative effect adjustment as of that date. In July 2018, the FASB issued ASU No. 2018-11, which provided a practical expedient package for lessees. The Company elected to use the expedient package and did not reassess whether any existing contracts contain leases; did not reassess the lease classification for existing leases; and did not reassess initial direct costs for any existing leases. As a result, all leases are considered operating leases.

The Company determines if an arrangement is a lease at inception. Lease right-of-use ("ROU") assets represent the Company's right to use an underlying asset for the lease term and operating lease liabilities represent the Company's obligation to make lease payments arising from the lease. Lease ROU assets and lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the Company's leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The lease ROU asset also includes any lease payments made and excludes lease incentives. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company has lease agreements with lease and non-lease components, which are generally accounted for separately.

Foreign Currency Exchange Transactions

Purchases of products and services for the Brazilian subsidiaries are transacted in the local currency, Brazilian real (R$), and are recorded in U.S. dollar translated at historical exchange rates prevailing at the time of the transaction. Balances are translated into U.S. dollar using the exchange rates at the respective balance sheet date. Realized exchange gains and losses are included in foreign currency exchange loss on the accompanying consolidated statements of operations and comprehensive loss. Unrealized exchange gains and losses are included in other comprehensive loss on the accompanying consolidated statements of operations and comprehensive loss. Unrealized translation losses for the years ended December 31, 2022 and 2021 were $122,255 and $137,511, respectively. Realized translation losses for the year ended December 31, 2022 and 2021 were $2,266 and $-0-, respectively.

Concentrations

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company maintains its cash and cash equivalents in bank deposits at high credit quality financial institutions. The balances, at times, may exceed federally insured limits. Each bank account held in Brazil has a revolving line of credit associated with it intended to cover any shortfall in the cash accounts and carry interest at 13.99% per month. The lines have credit limits of $284 to $9,460. There were no draws on these lines of credit during the years ended December 31, 2022 or 2021.

Extended Transition Period

Under Section 107 of the Jumpstart Our Business Startups Act of 2012, the Company is permitted to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This permits the Company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B). By electing to extend the transition period for complying with new or revised accounting standards, these consolidated financial statements may not be comparable to companies that adopt accounting standard updates upon the public business entity effective dates.

Subsequent events

In connection with the preparation of the consolidated financial statements, the Company monitored and evaluated subsequent events for the year ended December 31, 2022, through May 1, 2023, the date on which the consolidated financial statements were available to be issued. There are no material subsequent events that require disclosure.

Note 2: Construction in Progress

The Company is in the process of developing and constructing renewable energy facilities in Brazil. All project costs are being capitalized and include hard costs, such as equipment and construction materials, and soft costs, such as engineering, architectural, legal, permits, developer fees and other costs. The balance of CIP at December 31, 2022 and 2021 was $4,357,702 and $4,559,595, respectively. The Company expects to incur an additional $17,781,510 of costs to complete the projects that have not yet completed or begun construction which include the projects owned by Energea Araxá I Ltda, Energea Araxá II Ltda, and Energea Divinopolis II Ltda, Energea Divinopolis III Ltda, Energea Corumbaiba, and Energea Micros I Ltda.

Note 3: Line of Credit

In October 2020, the Company, along with its majority member-manager, entered into a revolving credit agreement (the "Agreement") with a debt provider to provide funding for the construction projects in Brazil. The Agreement calls for a line of credit with total availability of $5,000,000 to be used solely to finance the purchase, development and construction of the two Brazilian projects. Interest is payable in quarterly installments at an annual rate of 15% through the date of maturity of September 30, 2023.

The Company may elect to defer up to 50% of each quarterly interest installment, provided that such deferred interest will be treated as principal and repaid in accordance with the Agreement. The line of credit is secured by a pledge of the Manager's Class A Investor Shares and Common Shares in the Company as well as a fiduciary lien on the assets owned by Energea Iguatama Aluguel de Equipamentos e Manutençao Ltda and Energea Pedra do Indaia Ltda.

The Company may repay or prepay outstanding revolving notes with prior approval of the lender. In addition, the Company is required to repay outstanding principal with the proceeds of any sales of the projects within ten days following receipt of the sales proceeds, or in the event a project is canceled or unable to be completed.

If any projects have completed construction prior to the line of credit maturity date, the Company may elect to convert the revolving line of credit to a term loan, subject to certain limitations, provided the Company has met all financial covenants and other requirements, as defined. Term loans require quarterly repayments of principal plus interest at 13% per annum, in advance, over a term of ten years. The company intends to exercise this option so the line of credit is recorded as long-term on the accompanying consolidated balance sheets.

The Company's balance outstanding under the line of credit at December 31, 2022 and 2021 and 2020 was $4,075,001 and $3,675,000, respectively. Interest incurred during the construction phase is capitalized as CIP. Interest capitalized and paid during the year ended December 31, 2022 was $382,437. Interest capitalized and paid during the year ended December 31, 2021 was $333,763, of which $284,325 was paid and $49,438 was payable as of December 31, 2021 and included in accounts payable and accrued expenses on the accompanying 2021 balance sheet.

Note 4: Related Party Transactions

The Company has transactions between related companies from time to time. At December 31, 2022 and 2021, the Company had $1,255 and $2,421, respectively, payable to a company with common ownership At December 31, 2022 and 2021, the Company had $9,949 and $-0- respectively, receivable from related companies with common ownership, which are included due to/from related parties on the accompanying consolidated balance sheets.

As of December 31, 2022 and 2021, the Company entered into seven and two, respectively, construction management agreements with the Manager, one for each project, to pay developer fees for services of supervision of the construction of the projects. During the years ended December 31, 2022 and 2021, the Company paid total developer fees to the Manager of $60,000 and $572,512, respectively, which were capitalized to CIP.

During November 2021, the Company loaned an affiliate with common ownership $53,955. The loan matured in November 2022. An amended loan was signed in January 2023 with new maturity date in November 2023. The loan has an annual interest rate of 18%. As of December 31, 2022, the loan receivable balance consists of $53,955 of principal and $10,696 of accrued interest. As of December 31, 2021, the loan receivable balance consists of $53,955 of principal and $984 of accrued interest.

Note 5: Leases

The Company has a land lease for the Energea Iguatama Aluguel de Equipamentos e Manutençao Ltda property with an annual rent of approximately $11,919 expiring in January 2049. The monthly base rent increases each lease year by the General Market Price Index.

A second lease for the Energea Pedra do Indaiá Ltda with an annual rent of $8,073 and will expire in April 2047. The monthly base rent increases each lease year by the Brazilian Extended National Consumer Price Index.

A third lease for the Divinopolis III Ltda property with an annual rent of $19,071 and will expire in June 2047. The monthly base rent increases each lease year by the Brazilian Extended National Consumer Price Index.

A fourth lease for the Energea Araxa I Ltda property with an annual rent of $18,163 and will expire in January 2047. The monthly base rent increases each lease year by the Brazilian Extended National Consumer Price Index.

A fifth lease for the Energea Araxa II Ltda property with an annual rent of $18,163 and will expire in January 2047. The monthly base rent increases each lease year by the Brazilian Extended National Consumer Price Index.

A sixth lease for the Energea Formiga I Ltda property with an annual rent of $34,056 and will expire in January 2047. The monthly base rent increases each lease year by the Brazilian Extended National Consumer Price Index.

Subsequent to December 31, 2022, the Company anticipates six additional leases with Energea Formiga II Ltda, Energea Diamantina II Ltda, Energea Itabapoana Ltda, Energea Naque Ltda Energea Divinopolis II Ltda, and Energea Corumbaiba Ltda will be effective in 2023. The leases have not been recorded as of December 31, 2022.

Total land lease costs for the year ended December 31, 2022 and December 31, 2021 were $ 69,848 and $11,282 respectively, which have been capitalized and included in CIP on the accompanying consolidated balance sheets.

The lease cost and other required information for the years ended December 31, 2022 are:

Operating lease cost	$ 69,848
Cash paid for amounts in the measurement of lease liabilities - operating cash flows from operating leases	$ 61,286
Weighted - average remaining lease term - operating leases	296
Weighted - average discount rate - operating leases	17.90%

Future minimum estimated lease payments based on the exchange rate at December 31, 2022 are as follows for the years ending December 31:

2023	$ 109,445
2024	109,518
2025	109,518
2026	109,518
2027	109,518
Thereafter	2,150,828
Total future undiscounted lease payments	2,698,345
Less interest	(2,051,800)
Lease liabilities	$ 646,545

Note 6: Commitments

The Company has two Engineering, Procurement and Construction ("EPC") contracts for two of the projects with a combined total expected cost of $4,981,899. As of December 31, 2021 $3,568,655 had been incurred. During 2022, the Company terminated the EPCs due to breach of contract by the contractor. No future balance is due.

As of December 31, 2022 and 2021, eight and five, respectively, of the SPE's entered into Operation and Maintenance Service Agreement ("O&M Agreements") with consortiums to perform continued maintenance on the projects. The agreements are in effect for twenty-five years from the initial rental date. The consortiums pay the SPEs a service fee based on a formula as defined in the agreement. The SPEs have subcontract agreements with a company related through common ownership to perform these services.

Note 7: Members' Equity

Common Shares

The Company authorized 1,000,000 common shares, which as of December 31, 2022 and 2021, 1,000,000 are issued and outstanding. The shares represent membership interests in the Company.

Investor Shares

The Company authorized 19,000,000 investor shares, which as of December 31, 2022 and 2021, 6,900,795 and 2,808,841, respectively, are issued and outstanding. The shares represent membership interests in the Company.

Note 8: Income Taxes

The Company's loss before income taxes is comprised of the following for the years ended December 31, 2022 and 2021:

	2022	2021
Federal	(2,710,486)	(78,728)
State	(747,884)	(78,728)

Income tax expense (benefit) is comprised of the following for the years ended December 31, 2022 and 2021:

	2022	2021
Federal:
Current	$ -	$ -
Deferred	(60,361)	(56,327)
State:
Current	-	-
Deferred	(22,907)	(20,117)
Income tax expense(benefit)	(83,268)	(76,444)
Change in valuation allowance	83,268	76,444
Net Income tax expense (benefit)	$ -	$ -

A reconciliation of the United States Federal and Connecticut statutory rate to our effective income tax rate is shown in the table below for the years ended December 31, 2022 and 2021:

	2022	2021
Statutory rate applied to pre-tax income - Federal	21.0%	21.0%
Statutory rate applied to pre-tax income - State	7.5%	7.5%
Valuation allowance	-28.50%	-28.50%
Effective tax rate	-	-

Deferred income taxes reflect the net tax effects of net operating loss ("NOL") carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. The Company's deferred tax assets relate mainly to NOL carryforwards which may be used to reduce tax liabilities in future years (subject to an 80% taxable income limitation). At December 31, 2022 and 2021, the Company had federal NOL carryforwards totaling $2,978,709 and $268,223, respectively. At December 31, 2022 and 2021, the Company had state NOL carryforwards totaling $1,016,107 and $268,223, respectively. The state NOL carryforwards are subject to a 50% taxable income limitation.

At December 31, 2022 and 2021, the Company had net deferred tax assets totaling $159,712 and $76,444, respectively, with an equal corresponding valuation allowance. The Company reduces the carrying amounts of deferred tax assets if, based on the evidence available, it is more-likely-than-not that such assets will not be realized.

In making the assessment under the more-likely-than-not standard, appropriate consideration must be given to all positive and negative evidence related to the realization of deferred tax assets. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods by jurisdiction, unitary versus stand-alone state tax filings, loss carry forwards not expiring unutilized, and all tax planning alternatives that may be available. A valuation allowance has been recorded against the deferred tax assets as management cannot conclude that it is more-likely-than-not that these assets will be realized.

During the years ended December 31, 2022 and 2021, the Company did not have any unrecognized tax benefits related to uncertain tax positions.

On March 27, 2020, the President of the United States signed into law the Coronavirus Aid, Relief, and Economic Security Act (also known as the "CARES Act"), a stimulus package intended to help mitigate the economic devastation caused by the coronavirus. The CARES Act includes changes to the tax treatment of business NOLs for corporations.

The 2017 Tax Cuts and Jobs Act tax reform legislation previously limited NOLs to 80% of taxable income in any one tax period. The CARES Act temporarily removes the 80% limit for taxable years beginning before 2021 to allow an NOL carryforward to fully offset a corporation's income. The Company is able to carryforward its federal NOLs indefinitely.

Glossary of Certain Defined Terms

Authorizing Resolution	The authorization adopted by the Manager pursuant to the LLC Agreement that created the Class A Investor Shares.
Adjusted NOI	The net operating income of the Company after being adjusted so that the IRR of the CAFD is equal to the Preferred Return rate of 7%
Advisors Act	Investment Advisers Act of 1940.
ANEEL	The Brazilian Electricity Regulatory Agency.
Amendment	The amendment made to the LLC Agreement on April 29, 2020.
Blue Sky Laws	State-level laws governing investments.
BRL	The Brazilian currency called real.
CAFD	Cash available for distribution by the Company.
Class A Investor Shares	The limited liability company interests in the Company being offered to Investors in this Offering.
Code	The Internal Revenue Code of 1986, as amended (i.e., the Federal tax code).
Company	Energea Portfolio 2 LLC, a Delaware limited liability company, which is offering to sell Class A Investor Shares in this Offering.
Consortium	A group of residential and business Subscribers.
Construction Contract	The contract whereby the Company or an SPE will hire a third party to provide to provide engineering, procurement, and construction services for a Project.
Credit Management Agreement	A service contract for the sale and administration of energy credits produced by the Projects
Development Company	A company focused on acquiring and/or developing solar power projects.
DERMS	Distributed Energy Resource Management Systems
Energea Brazil	Energea Brasil Operações Ltda, a Brazilian entity that is an affiliate of the Manager.
Energea Global	Energea Global LLC, a Delaware limited liability company, which is owned by Michael Silvestrini and Chris Sattler and serves as the Manager.
Estimated NOI	The Net Operating Income estimated to be prodiced by the Company.
Exchange Act	The Securities Exchange Act of 1934.
FINRA	Financial Industry Regulatory Authority, Inc.
Financial Model	The financial model prepared by the Manager for each Project, projecting all the costs and distributions of the Project.
GILTI	General Intangible Low-Tax Income, a federal U.S. tax on profits made by companies outside the United States.
Investor	Anyone who purchases Class A Investor Shares in the Offering.
Investment Committee	A multi-disciplinary committee of experienced renewable energy executives of the Manager which decides which Projects the Company will invest in.
IPCA	The Brazilian consumer price index (Indice Nacional de Precos ao Consumidor Amplo).
IRR	Internal rate of return.
JOBS Act	The Jumpstart Our Business Startups Act of 2012.
Land Lease	The contract whereby the Company or and SPE will lease the land where a Project will be located.
Liquidated Damages	A penalty paid by a contractor to a SPE when the construction of a Project is delayed beyond the schedule in the Construction Contract.
LLC Agreement	The Company's Limited Liability Company Agreement dated June 5, 2020.
NOI	Net Operating Income.
Normatice Resolution 482	A Brazilian energy policy that allows for the rental of solar projects to consortiums (commonly reffered to as "community solar").
NPV	Net Present Value.
Manager	Energea Global LLC, a Delaware limited liability company.
Manager Shares	The limited liability company interests in the Company that will be owned by the Manager.
Offering	The offering of Class A Investor Shares to the public pursuant to this Offering Circular.
Offering Circular	The Offering Circular you are reading right now, which includes information about the Company and the Offering.
Operation and Maintenance Contract	The contract whereby our customer will hire the Company to operate and maintain the Project.
Platform	The website located at www.energea.com.
Preferred Return	An amount of distributed cash flow that goes to Investors before the Manager earns a Promoted Interest.
Prior Offering	The Company's previous Regulation A offering that was initially qualified by the SEC on August 13, 2020.
Project	A solar power project acquired or developed by the Company.
Project Maintenance Contract	When the SPE hires Energea Brazil to perform the actual O&M services.
Project Rental Contract	A contract pursuant to which the SPE that owns a Project will rent the Project to the customer.
Promoted Interest	The right of the Manager to receive distributions under the LLC Agreement, over and above its right to receive distributions in its capacity as an Investor.
Regulations	Regulations issued under the Code by the Internal Revenue Service.
Ratio	An monthly report presented to the utility company from each Project which outlines the allocation of energy credits (as a percentage of total generation) to Subscribers.
SEC	The U.S. Securities and Exchange Commission.
Securities Act	The Securities Act of 1933.
SPE	The entity we create to own and operate each Project, typically in the form of a Brazilian Limitada.
Subscriber	A small business or residential customer.
USD	The currency of the United States called dollars.
U.S. GAAP	United State Generally Accepted Accounting Principles.

PART III - Exhibits

Index to Exhibits and Description of Exhibits

Exhibit No.	Description of Exhibit
2.1
Certificate of Formation of the Company filed with the Delaware Secretary of State on January 13, 2020 (incorporated by reference to the copy thereof filed as Exhibit 1-A2A to the Company's D Company's Form 1-A filed July 2, 2020)

2.2	Limited Liability Company Agreement of the Company dated April 29, 2020 (incorporated by reference to the copy thereof filed as Exhibit 1-A2B to the Company's Form 1-A filed July 2, 2020).
2.3	Authorizing Resolution of the Company dated June 5, 2020 (incorporated by reference to the copy thereof filed as Exhibit 1-A2C to the Company's Form 1-A filed July 2, 2020)
2.4	First Amendment of Limited Liability Company Agreement dated December 3, 2020 (incorporated by reference to the copy thereof filed as Exhibit 1-B to the Company's Form 1-K filed April 30, 2021)
4.1	Form of Investment Agreement (incorporated by reference to the copy thereof filed as Exhibit 1-A4A to the Company's Form 1-A filed July 2, 2020)
4.2	Proposed Project Rental Contract for Iguatama Project (incorporated by reference to the copy thereof filed as Exhibit 1-A4B to the Company's Form 1-A filed July 2, 2020)
4.3	Proposed Operation and Maintenance Agreement for Iguatama Project (incorporated by reference to the copy thereof filed as Exhibit 1-A4C to the Company's Form 1-A filed July 2, 2020)
4.4	Proposed Project Rental Contract for Salinas Project (incorporated by reference to the copy thereof filed as Exhibit 1-A4D to the Company's Form 1-A filed July 2, 2020)
4.5	Proposed Operation and Maintenance Agreement for Salinas Project (incorporated by reference to the copy thereof filed as Exhibit 1-A4E to the Company's Form 1-A filed July 2, 2020)
4.6	Proposed Credit Management Agreement for Energea Brazil
6	Lattice Credit Agreement amended December 23, 2023
9	Letter regarding change in certifying accountant, dated as of March 3, 2022
11.1	Consent of Goodwin Procter (included in Exhibit 12)*
11.2	Consent of Independent Auditor (Whittlesey PC) dated as of August 3, 2023
12	Legal opinion Goodwin Procter*
* To be filed by amendment

Signatures

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chester, State of Connecticut, on December 26, 2023

Energea Portfolio 2 LLC

By: Energea Global LLC

By /s/ MICHAEL SILVESTRINI
Name: Michael Silvestrini
Title: Co-Founder and Managing Partner

This offering statement has been signed by the following person in the capacities and on the date indicated.

By /s/ MICHAEL SILVESTRINI
Name: Mike Silvestrini
Title: Co-Founder and Managing Partner of Energea Global LLC (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Date: December 26, 2023